ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Unaudited quarterly financial data for each of the eight quarters in the two-year period ended December 31, 2012 is as follows:

2012 (In thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$568,179	$532,220	$537,562	$564,082
Income from continuing operations before income taxes	$89,368	$61,650	$56,935	$33,793
Income tax expense	(35,672)	(24,775)	(20,161)	(10,908)
Income from continuing operations	53,696	36,875	36,774	22,885
Net income	$53,696	$36,875	$36,774	$22,885
Basic income per share from continuing operations	$1.76	$1.20	$1.21	$0.78
Basic net income per share	$1.76	$1.20	$1.21	$0.78
Diluted income per share from continuing operations	$1.65	$1.11	$1.14	$0.75
Diluted net income per share	$1.65	$1.11	$1.14	$0.75
Shares used in basic per share calculations	30,590	30,776	30,454	29,380
Shares used in diluted per share calculations	32,628	33,190	32,238	30,619
2011 (In thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$424,072	$435,228	$465,617	$520,455
Income from continuing operations before income taxes	$24,103	$51,571	$59,670	$49,384
Income tax expense	(9,261)	(20,110)	(22,544)	(17,862)
Income from continuing operations	14,842	31,461	37,126	31,522
Loss from discontinued operations, net of tax(1)	(6,346)	(4,722)	—	—
Net income	$8,496	$26,739	$37,126	$31,522
Basic income per share from continuing operations	$0.47	$1.03	$1.23	$1.04
Basic loss per share from discontinued operations	(0.20)	(0.15)	—	—
Basic net income per share	$0.27	$0.88	$1.23	$1.04
Diluted income per share from continuing operations	$0.46	$0.98	$1.18	$1.00
Diluted loss per share from discontinued operations	(0.20)	(0.15)	—	—
Diluted net income per share	$0.26	$0.83	$1.18	$1.00
Shares used in basic per share calculations	31,067	30,542	30,224	30,261
Shares used in diluted per share calculations	32,142	32,144	31,596	31,605

(1)
Loss from discontinued operations, net of tax included a $5.3 million and $5.7 million charge, respectively, related to the disposal of our Money Transfer Business in the first and second quarters of 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Outerwall Inc.:
We have audited the accompanying consolidated balance sheets of Outerwall Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Outerwall Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Outerwall Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 8, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Seattle, Washington
February 8, 2013, except for Notes 2,3,4,6 and 20, as to which the date is September 6, 2013.

OUTERWALL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2012	2011
Assets	(As adjusted)
Current Assets:
Cash and cash equivalents	$282,894	$341,855
Accounts receivable, net of allowances of $2,003 and $1,586	58,331	41,246
Content library	177,409	142,386
Deferred income taxes	7,187	84,228
Prepaid expenses and other current assets	29,686	25,274
Total current assets	555,507	634,989
Property and equipment, net	586,124	499,178
Notes receivable	26,731	24,374
Deferred income taxes	1,373	647
Goodwill and other intangible assets	344,063	274,583
Other long-term assets	47,927	17,066
Total assets	$1,561,725	$1,450,837
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$250,588	$175,550
Accrued payable to retailers	138,413	127,450
Other accrued liabilities	146,125	148,996
Current portion of long-term debt	15,529	13,986
Current portion of capital lease obligations	13,350	12,057
Total current liabilities	564,005	478,039
Long-term debt and other long-term liabilities	341,179	359,288
Capital lease obligations	15,702	11,768
Deferred tax liabilities	91,751	87,840
Total liabilities	1,012,637	936,935
Commitments and contingencies (Note 19)
Stockholders’ Equity:
Preferred stock, $0.001 par value—5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value—60,000,000 authorized; 35,797,592 and 35,251,932 shares issued; 28,626,323 and 30,879,778 shares outstanding	504,881	481,249
Treasury stock	(293,149)	(153,425)
Retained earnings	338,979	188,749
Accumulated comprehensive loss	(1,623)	(2,671)
Total stockholders’ equity	549,088	513,902
Total liabilities and stockholders’ equity	$1,561,725	$1,450,837

See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue	$2,202,043	$1,845,372	$1,436,421
Expenses:
Direct operating(1)	1,502,977	1,283,351	1,000,941
Marketing	27,635	29,004	23,836
Research and development	13,913	11,557	7,437
General and administrative	210,235	163,357	128,629
Depreciation and other(1)	179,147	145,478	123,687
Amortization of intangible assets	5,378	2,740	3,305
Litigation settlement	—	—	5,379
Total expenses	1,939,285	1,635,487	1,293,214
Operating income	262,758	209,885	143,207
Other income (expense):
Income (loss) from equity method investments, net (Note 5)	(5,184)	(1,591)	—
Interest expense, net	(15,648)	(23,822)	(34,705)
Other, net	(180)	256	424
Total other income (expense)	(21,012)	(25,157)	(34,281)
Income from continuing operations before income taxes	241,746	184,728	108,926
Income tax expense	(91,516)	(69,777)	(43,032)
Income from continuing operations	150,230	114,951	65,894
Loss from discontinued operations, net of tax	—	(11,068)	(14,886)
Net income	150,230	103,883	51,008
Other comprehensive income (Note 14):
Foreign currency translation adjustment	1,048	(255)	(1,737)
Reclassification of interest rate hedges to interest expense	—	896	4,477
Loss on short-term investments	—	(20)	10
Income tax expense related to items of other comprehensive income	—	(342)	(1,618)
Other comprehensive income, net of tax	1,048	279	1,132
Comprehensive income	$151,278	$104,162	$52,140
Basic earnings (loss) per share:
Continuing operations	$4.96	$3.76	$2.11
Discontinued operations	—	(0.36)	(0.48)
Basic earnings per share	$4.96	$3.40	$1.63
Diluted earnings (loss) per share:
Continuing operations	$4.67	$3.61	$2.03
Discontinued operations	—	(0.35)	(0.46)
Diluted earnings per share	$4.67	$3.26	$1.57
Weighted average shares used in basic per share calculations	30,305	30,520	31,268
Weighted average shares used in diluted per share calculations	32,174	31,869	32,397

(1)	“Direct operating” excludes depreciation and other of $127.2 million, $121.2 million, and $110.0 million for 2012, 2011, and 2010 respectively.
See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Common Stock		Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total

	Shares	Amount
BALANCE, December 31, 2009	31,076,784	$406,333	$(40,831)	$33,858	$(4,082)	$395,278
Proceeds from exercise of options, net	1,324,756	31,686	—	—	—	31,686
Share-based payments expense	485,582	16,234	—	—	—	16,234
Tax benefit on share-based compensation expense	—	6,770	—	—	—	6,770
Repurchases of common stock	(1,072,037)	—	(49,245)	—	—	(49,245)
Debt conversion feature	—	(26,854)	—	—	—	(26,854)
Net income	—	—	—	51,008	—	51,008
Other comprehensive income, net of tax	—	—	—	—	1,132	1,132

BALANCE, December 31, 2010	31,815,085	434,169	(90,076)	84,866	(2,950)	426,009
Proceeds from exercise of options, net	112,364	3,261	—	—	—	3,261
Adjustments related to tax withholding for share-based compensation	(39,276)	(1,794)	—	—	—	(1,794)
Share-based payments expense	365,641	16,211	—	—	—	16,211
Tax benefit on share-based compensation expense	—	2,548	—	—	—	2,548
Repurchases of common stock	(1,374,036)	—	(63,349)	—	—	(63,349)
Debt conversion feature	—	26,854	—	—	—	26,854
Net income	—	—	—	103,883	—	103,883
Other comprehensive income, net of tax	—	—	—	—	279	279

BALANCE, December 31, 2011	30,879,778	481,249	(153,425)	188,749	(2,671)	513,902
Proceeds from exercise of options, net	381,468	8,263	—	—	—	8,263
Adjustments related to tax withholding for share-based compensation	(61,362)	(3,671)	—	—	—	(3,671)
Share-based payments expense	225,445	19,362	—	—	—	19,362
Tax benefit on share-based compensation expense	—	5,418	—	—	—	5,418
Repurchases of common stock	(2,799,115)	—	(139,724)	—	—	(139,724)
Convertible debt—conversion option	109	(5,740)	—	—	—	(5,740)
Net income	—	—	—	150,230	—	150,230
Other comprehensive income, net of tax	—	—	—	—	1,048	1,048
BALANCE, December 31, 2012	28,626,323	$504,881	$(293,149)	$338,979	$(1,623)	$549,088

See accompanying Notes to Consolidated Financial Statements

OUTERWALL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,
	2012	2011	2010
Operating Activities:
Net income	$150,230	$103,883	$51,008
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	179,147	145,478	123,687
Amortization of intangible assets and deferred financing fees	7,504	5,182	5,338
Share-based payments expense	19,362	16,211	16,016
Excess tax benefits on share-based payments	(5,740)	(2,471)	(6,887)
Deferred income taxes	87,573	60,076	41,395
Loss from discontinued operations, net of tax	—	11,068	14,886
Loss from equity method investments, net	5,184	1,591	—
Non-cash interest on convertible debt	7,109	6,551	6,037
Other	(4,100)	(95)	666
Cash flows from changes in operating assets and liabilities from continuing operations:
Accounts receivable	(17,061)	(15,289)	(7,087)
Content library	(30,693)	(2,062)	(44,985)
Prepaid expenses and other current assets	(6,963)	(4,869)	(9,295)
Other assets	858	1,769	1,793
Accounts payable	58,248	12,550	81,368
Accrued payable to retailers	10,461	30,826	4,252
Other accrued liabilities	2,787	36,117	37,427
Net cash flows from operating activities from continuing operations	463,906	406,516	315,619
Investing Activities:
Purchases of property and equipment	(208,054)	(179,236)	(170,847)
Proceeds from sale of property and equipment	1,131	695	1,143
Proceeds from sale of businesses, net	—	8,220	26,617
Acquisition of NCR DVD kiosk business	(100,000)	—	—
Equity investments	(39,727)	(4,912)	—
Net cash flows from investing activities from continuing operations	(346,650)	(175,233)	(143,087)
Financing Activities:
Principal payments on capital lease obligations and other debt	(16,392)	(28,202)	(36,312)
Borrowings from term loan	—	175,000	—
Principal payments on term loan and repurchase of convertible debt	(31,513)	(4,375)	—
Net payments on credit facility	—	(150,000)	(75,000)
Financing costs associated with credit facility	—	(4,196)	—
Excess tax benefits related to share-based payments	5,740	2,471	6,887
Repurchases of common stock and ASR program	(139,724)	(63,349)	(49,245)
Proceeds from exercise of stock options	4,592	3,261	31,624
Net cash flows from financing activities from continuing operations	(177,297)	(69,390)	(122,046)
Effect of exchange rate changes on cash	1,080	(454)	(637)
Increase (decrease) in cash and cash equivalents from continuing operations	(58,961)	161,439	49,849
Cash flows from discontinued operations:
Operating cash flows	—	9,678	(9,524)
Investing cash flows	—	(12,678)	(2,600)
Financing cash flows	—	—	(166)
Net cash flows from discontinued operations	—	(3,000)	(12,290)
Increase (decrease) in cash and cash equivalents	(58,961)	158,439	37,559
Cash and cash equivalents:
Beginning of period	341,855	183,416	145,857
End of period	$282,894	$341,855	$183,416

See accompanying Notes to Consolidated Financial Statements

	For the year ended December 31,
	2012	2011	2010
Supplemental disclosure of cash flow information from continuing operations:
Cash paid during the period for interest	$13,112	$16,221	$26,219
Cash paid during the period for income taxes	$9,211	$5,393	$2,668
Supplemental disclosure of non-cash investing and financing activities from continuing operations:
Purchases of property and equipment financed by capital lease obligations	$19,174	$15,122	$7,079
Purchases of property and equipment included in ending accounts payable	$27,562	$12,432	$10,976
Non-cash consideration received from sale of the Money Transfer Business	$—	$23,826	$—
Non-cash gain included in equity investments	$19,500	$—	$—

See accompanying Notes to Consolidated Financial Statements

INDEX FOR NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OUTERWALL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
NOTE 1: ORGANIZATION AND BUSINESS
Description of Business
We are a leading provider of automated retail solutions offering convenient products and services that benefit consumers and drive incremental retail traffic and revenue for retailers. Our core offerings in automated retail include our Redbox and Coin segments. Our Redbox segment consists of self-service kiosks where consumers can rent or purchase movies and video games, as well as purchase event tickets. Our Coin segment consists of self-service coin-counting kiosks where consumers can convert their coin to cash, a gift card or an e-certificate, among other options. Our New Ventures segment is focused on identifying, evaluating, building, and developing innovative self-service concepts in the marketplace. Our kiosks are located primarily in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. Our kiosk and location counts as of December 31, 2012, are as follows:

	Kiosks	Locations
Redbox(1)	43,700	35,800
Coin	20,300	20,100
Total(1)	64,000	55,900

(1)
Excludes approximately 1,900 kiosks acquired from NCR that had not been replaced with Redbox kiosks or removed at December 31, 2012. See Note 3—Business Combination for more information on the NCR Asset Acquisition.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Outerwall Inc., our wholly-owned subsidiaries, and companies in which we have a controlling interest. Investments in companies of which we may have significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates in Financial Reporting
We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. which requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and our notes thereto. The most significant estimates and assumptions include the:

•	useful lives and salvage values of our content library;

•	determination of goodwill impairment;

•	lives and recoverability of equipment and other long-lived assets;

•	recognition and measurement of current and long-term deferred income taxes (including the measurement of uncertain tax positions);

•	recognition and measurement of purchase price allocation for business combination; and

•	loss contingencies.
It is reasonably possible that the estimates we make may change in the future and could have a material effect on our financial statements.
Cash and Cash Equivalents
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Our cash equivalents were $60.4 million and $45.4 million at December 31, 2012 and December 31, 2011, respectively, consisting of money market demand accounts and investment grade fixed income securities such as money market funds, certificate of deposits, and commercial paper. Our cash balances with financial institutions may exceed the deposit insurance limits.
Included in our cash and cash equivalents at December 31, 2012 and December 31, 2011 were $91.8 million and $82.0 million, respectively that we identified for settling our accrued payable to our retailer partners in relation to our Coin kiosks.

Accounts Receivable
Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance. Certain information regarding our allowance for doubtful accounts was as follows (in thousands):

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
Amount expensed for uncollectible accounts	$417	$455	$272
Amount charged against the allowance	$—	$—	$—
Content Library
Our content library consists of movies and video games available for rent or purchase. We obtain our movie and video game content through revenue sharing agreements and license agreements with studios and game publishers, as well as through distributors and other suppliers. The content purchases are capitalized and amortized to their estimated salvage value as a component of direct operating expenses over the usage period. The cost of content mainly includes the cost of the movies and video games, labor, overhead, freight, and studio revenue sharing expenses. Content salvage values are estimated based on the amounts that we have historically recovered on disposal. For purchased content that we expect to be sold at the end of its useful life, an estimated salvage value is provided. For licensed content that we do not expect to sell, no salvage value is provided. The useful lives and salvage value of our content library are periodically reviewed and evaluated. The amortization charges are recorded on an accelerated basis, reflecting higher rentals of movies and video games in the first few weeks after release, and substantially all of the amortization expense is recognized within one year of purchase.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives:

Useful Life
Coin-counting kiosks and components	2 to 10 years
Redbox kiosks	5 years
Computers and software	3 - 5 years
Office furniture and equipment	5 - 7 years
Leased vehicles	3 - 6 years
Leasehold improvements	1 - 11 years

Internal-Use Software
We capitalize costs incurred to develop or obtain internal-use software during the application development stage. Capitalization of software development costs occurs after the preliminary project stage is complete, management authorizes the project, and it is probable that the project will be completed and the software will be used for the function intended. We expense costs incurred for training, data conversion, and maintenance, as well as spending in the post-implementation stage. A subsequent addition, modification or upgrade to internal-use software is capitalized only to the extent that it enables the software to perform a task it previously could not perform. The internal-use software is included in computers and software under property and equipment in our Consolidated Balance Sheets. We amortize the internal-use software based on the estimated useful life on a straight-line basis.
Intangible Assets Subject to Amortization
Our intangible assets subject to amortization are comprised primarily of retailer relationships acquired in connection with our acquisitions. We used expectations of future cash flows to estimate the fair value of the acquired retailer relationships. We amortize our intangible assets on a straight-line basis over their expected useful lives.

Goodwill
Goodwill represents the excess purchase price of an acquired enterprise or assets over the estimated fair value of identifiable net assets acquired. We assess goodwill for potential impairment at the reporting unit level on an annual basis as of November 30, or whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We may assess qualitative factors to make this determination, or bypass such a qualitative assessment and proceed directly to testing goodwill for impairment using a two-step process. Qualitative factors we may consider include, but are not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for our products and services, regulatory and political developments, entity specific factors such as strategies and financial performance. If, after completing such assessment, it is determined more likely than not that the fair value of a reporting unit is less than its carrying value, we proceed to a two-step impairment test, whereby the first step is comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the test is not performed. The second step of the impairment test is performed when the carrying amount of the reporting unit exceeds the fair value, then the implied fair value of the reporting unit goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to the excess. For additional information see Note 6: Goodwill and Other Intangible Assets.
Lives and Recoverability of Equipment and Other Long-Lived Assets
We evaluate the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, we prepare an estimate of future, undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flow is less than the carrying value of the asset, it indicates that the long-lived asset is not recoverable, in which case we will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, we recognize the impairment loss and adjust the carrying amount of the asset to its estimated fair value.
Income Taxes
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and operating loss and tax credit carryforwards. We record a valuation allowance to reduce deferred tax assets to the amount expected to more likely than not be realized in our future tax returns. Deferred tax assets and liabilities and operating loss and tax credit carryforwards are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss and tax credit carryforwards are expected to be recovered or settled.
We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate or effective settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. When applicable, associated interest and penalties have been recognized as a component of income tax expense. See Note 11: Income Taxes.
Taxes Collected from Customers and Remitted to Governmental Authorities
We account for tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction (i.e., sales, value added) on a net (excluded from revenue) basis.

Convertible Debt
In September 2009, we issued $200.0 million aggregate principal amount of 4% Convertible Senior Notes (the “Notes”). We have separately accounted for the liability and the equity components of the Notes based on the estimated fair value of the debt upon issuance. Since the early conversion events were not met as of December 31, 2012, the Notes were reported as long-term debt in our Consolidated Balance Sheets. For additional information see Note 8: Debt and Other Long-Term Liabilities.
Loss Contingencies
We accrue estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. We believe that we have sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.
Revenue Recognition
We recognize revenue as follows:

•
Redbox—Revenue from movie and video game rentals is recognized ratably over the term of a consumer’s rental transaction. Revenue from a direct sale out of the kiosk of previously rented movies or video games is recognized at the time of sale. On rental transactions for which the related movie or video game has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectible amounts. We record revenue net of refunds and applicable sales taxes collected from consumers.

•
Coin—Revenue from a coin-counting transaction, which is collected from either consumers or card issuers (in stored value product transactions), is recognized at the time the consumers’ coins are counted by our coin-counting kiosks. Our revenue represents the fee charged for coin-counting transactions.

•
New Ventures—New Ventures revenue is recognized when the sale of product or service transaction through our new concept kiosks is completed. Consumers either pay cash or use credit or debit cards when they purchase products or services from our New Venture segment. Our New Venture segment currently offers coffee, refurbished electronics, beauty samples, and photo services to our consumers.

Fees Paid to Retailers
Fees paid to retailers relate to the amount we pay our retailers for the benefit of placing our kiosks in their stores and their agreement to provide certain services on our behalf to our consumers. The fee is generally calculated as a percentage of each coin-counting transaction or as a percentage of our net movie or video game rental revenue and is recorded in our Consolidated Statements of Comprehensive Income within the direct operating expenses. The fee arrangements are based on our negotiations and evaluation of certain factors with the retailers such as total revenue, long-term non-cancelable contracts, installation of our kiosks in high traffic and/or urban or rural locations, co-op marketing incentives, or other criteria.
Advertising
Advertising costs, which are included as a component of marketing expenses, are expensed as incurred and totaled $13.5 million, $15.9 million and $15.4 million in 2012, 2011 and 2010, respectively.
Research and Development
Costs incurred for research and development activities are expensed as incurred.
Foreign Currency Translation
The functional currencies of our international subsidiaries are the British pound Sterling for our subsidiary Coinstar Limited in the United Kingdom, Canadian dollar for Coinstar International and Redbox Canada GP, and the Euro for our subsidiaries Coinstar Money Transfer and Coinstar Ireland Limited. We translate assets and liabilities related to these operations to U.S. dollars at the exchange rate in effect at the date of the Consolidated Balance Sheets; we convert revenues and expenses into U.S. dollars using average exchange rates. Translation gains and losses are reported as a separate component of accumulated other comprehensive loss.

Share-Based Payments
We measure and recognize expense for all share-based payment awards granted, including employee stock options and restricted stock awards, based on the estimated fair value of the award on the grant date. We utilize the Black-Scholes-Merton (“BSM”) valuation model for valuing our stock option awards and the determination of the expenses.
The use of the BSM valuation model to estimate the fair value of stock option awards requires us to make judgments on assumptions regarding the risk-free interest rate, expected dividend yield, expected term and expected volatility over the expected term of the award. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates at the time they are made, but these estimates involve inherent uncertainties and the determination of expense could be materially different in the future.
We amortize share-based payment expense on a straight-line basis over the vesting period of the individual award with estimated forfeitures considered. Vesting periods are generally four years. Shares to be issued upon the exercise of stock options will come from newly issued shares. The expense related to restricted stock granted to movie studios as part of license agreements is adjusted based on the number of unvested shares and market price of our common stock each reporting period.
Share-based payment expense is only recognized on awards that ultimately vest. Therefore, we have reduced the share-based payment expense to be recognized over the vesting period for anticipated future forfeitures. Forfeiture estimates are based on historical forfeiture patterns. We review and assess our forfeiture estimates quarterly and update them if necessary. Any changes to accumulated share-based payment expense are recognized in the period of change. If actual forfeitures differ significantly from our estimates, our results of operations could be materially impacted. For additional information see Note 10: Share-Based Payments.
Fair Value of Financial Instruments
The carrying amounts for cash equivalents approximate fair value, which is the amount for which the instrument could be exchanged in a current transaction between willing parties. Our available-for-sale securities are marked to fair value on a quarterly basis. The fair value of our revolving line of credit approximates its carrying amount. For additional information see Note 18: Fair Value.
Accounting Pronouncements Adopted During the Current Year
In May 2011, the FASB issued ASU No. 2011-4, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” ASU 2011-4 was issued to achieve common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-4 amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. ASU 2011-4 was effective for fiscal years and interim periods beginning after December 15, 2011. Our adoption of ASU 2011-4 in the first quarter of 2012 did not have a material impact on our financial position, results of operations or cash flows.
In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income.” ASU 2011-5 allows an entity to have the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in one continuous statement of comprehensive income or in two separate but consecutive statements. ASU No. 2011-5 does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, the requirement to disclose the tax effect for each component of other comprehensive income or how earnings per share is calculated or presented. ASU 2011-5 was effective for fiscal years and interim periods beginning after December 15, 2011. In November 2011, the Board decided to defer the effective date of certain changes related to the presentation of reclassification adjustments. Our adoption of ASU 2011-5 in the first quarter of 2012 impacted our financial statement presentation only and did not have a material impact on our financial position, results of operation or cash flows.
Accounting Pronouncements Not Yet Effective
In July 2012, the FASB issued ASU No. 2012-2, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-2 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment no longer is required to perform the quantitative impairment test for an indefinite-lived intangible asset if it is more likely than not that the asset is impaired. The ASU, which applies to all public, private, and not-for-profit organizations, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We do not believe our adoption of ASU 2012-2 in the first quarter of 2013 will have a material impact on our financial position, results of operations or cash flows.

Reclassifications

We have reclassified certain results from the prior year to be consistent with our current year presentation. The reclassifications included in our Consolidated Statements of Comprehensive Income were as follows:

•	Presentation of the components of other comprehensive income before related tax effects with one amount shown for the aggregate income tax effect; and

•	Separate presentation of income or loss from equity method investments.
These reclassifications had no effect on our consolidated financial position, results of operations, or cash flows.
Revision of Previously Issued Financial Statements
Deferred Income Taxes
During the second quarter of 2012, we identified a $17.1 million adjustment related to the 2009 disposition of our entertainment services business. The adjustment was determined to be an immaterial error in the calculation of a worthless stock deduction which resulted in an overstatement of our noncurrent deferred income tax asset and income from discontinued operations, net of tax, in our 2009 year-end financial statements. We concluded that the error was not material to any of our prior period financial statements under the guidance of SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality primarily because it does not impact any known trends we consider meaningful. Although the error was and continues to be immaterial to prior periods, because of the significance of the out-of-period correction in the second quarter of 2012, we applied the guidance of SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and revised our prior period financial statements.
In addition to a decrease of $17.1 million in our retained earnings on March 31, 2012, and December 31, 2011, we have revised our 2009 year-end financial statements in the following tables:

	December 31, 2009
Dollars in thousands	As Reported	Adjustment	As Revised
Noncurrent deferred income tax assets	$99,195	$(17,113)	$82,082
Total assets	$1,222,799	$(17,113)	$1,205,686
Retained earnings	$50,971	$(17,113)	$33,858
Total equity	$412,391	$(17,113)	$395,278
Total liabilities and stockholder’s equity	$1,222,799	$(17,113)	$1,205,686

Dollars in thousands, except per share data	Year Ended December 31, 2009
	As Reported	Adjustment	As Revised
Income (loss) from discontinued operation, net of tax	$13,577	$(17,113)	$(3,536)
Basic earnings (loss) per share:
Continuing operations	$1.33	$—	$1.33
Discontinued operations	0.45	(0.56)	(0.11)
Basic earnings (loss) per share	$1.78	$(0.56)	$1.22
Diluted earnings (loss) per share:
Continuing operations	$1.31	$—	$1.31
Discontinued operations	0.45	(0.56)	(0.11)
Diluted earnings (loss) per share	$1.76	$(0.56)	$1.20

Business Combination
On June 22, 2012, Redbox acquired certain assets of NCR Corporation (“NCR”) related to NCR’s self-service entertainment DVD kiosk business (the “NCR Asset Acquisition”). The purchased assets included, among others, self-service DVD kiosks, content library, intellectual property, and certain related contracts, including with certain retailers. In consideration, Redbox paid NCR $100.0 million in cash and assumed certain liabilities of NCR related to the purchased assets.
We accounted for the NCR Asset Acquisition as a business combination. In accordance with US GAAP, the measurement period for our purchase price allocation ended as soon as information regarding our assessment of the quality and quantity of the kiosks acquired as well as certain facts and circumstances became available; such measurement period was not to exceed twelve months from the acquisition date. In our originally issued FY 2012 10-K, we included a preliminary purchase price allocation. During the second quarter of 2013, we obtained sufficient evidence regarding the quality and market value of the kiosks acquired (See Note 3: Business Combination) to finalize our purchase price allocation. As a result, we retroactively adjusted our purchase price allocation to increase the value assigned to such kiosks acquired by $14.8 million with a corresponding decrease to goodwill in the period in which the NCR Asset Acquisition occurred resulting in a corresponding change in our December 31, 2012 ending balances to our originally issued FY 2012 10-K.

NOTE 3: BUSINESS COMBINATION
On June 22, 2012, Redbox and NCR Corporation (“NCR”) completed the transactions contemplated by the Asset Purchase Agreement, dated as of February 3, 2012, as amended, by and between Redbox and NCR (the “NCR Agreement”). Pursuant to the Agreement, Redbox acquired certain assets of NCR related to NCR’s self-service entertainment DVD kiosk business (the “NCR Asset Acquisition”). The purchased assets include, among others, self-service DVD kiosks, content library, intellectual property, and certain related contracts, including with certain retailers. In consideration, Redbox paid NCR $100.0 million in cash and assumed certain liabilities of NCR related to the purchased assets. In connection with the NCR Asset Acquisition, Outerwall and NCR entered into a manufacturing and services agreement, pursuant to which Outerwall, Redbox or an affiliate will purchase goods and services from NCR for a period of five years from June 22, 2012. At the end of the five-year period, if the aggregate amount paid in margin to NCR for goods and services delivered equals less than $25.0 million, Outerwall will pay NCR the difference between such aggregate amount and $25.0 million. We expect such margin will be fully utilized over the five year period by our purchases of goods and services from NCR at fair market value. In addition, Redbox and NCR entered into a transition services agreement, pursuant to which Redbox and NCR provides certain transition services to one another relating to the operation of the purchased DVD kiosks for a period of one year from the agreement date.
We accounted for the NCR Asset Acquisition as a business combination. Costs related to the NCR Asset Acquisition of approximately $3.2 million were expensed during 2012 and are included within general and administrative expenses in our Consolidated Statements of Comprehensive Income. The NCR Asset Acquisition allows us to expand our footprint to new retail partners and provides other strategic benefits. The operating results of NCR’s self-service entertainment DVD kiosk business are included in our Redbox segment results.
In accordance with US GAAP, the measurement period for our purchase price allocation ended as soon as information regarding our assessment of the quality and quantity of the kiosks acquired as well as certain facts and circumstances became available; such measurement period was not to exceed twelve months from the acquisition date. During the second quarter of 2013, we obtained sufficient evidence regarding the quality and market value of the kiosks acquired, through sales of certain NCR kiosks during the second quarter of 2013, to finalize our purchase price allocation. As a result, we retroactively adjusted our purchase price allocation to increase the value assigned to the kiosks acquired by $14.8 million with a corresponding decrease to goodwill in the period in which the NCR Asset Acquisition occurred. This adjustment to our purchase price allocation resulted in an immaterial difference in depreciation which we recorded as a cumulative adjustment in the second quarter of 2013.

The following table shows our preliminary purchase price allocation, adjustments we made during the six months ended June 30, 2013 and our final purchase price allocation based on the fair value of the assets acquired and liabilities assumed at the NCR Asset Acquisition date as follows:

	June 22, 2012
Dollars in thousands	Preliminary	Adjustments	Final
Assets acquired:
Content library	$4,330	$—	$4,330
Prepaid expenses	240	—	240
Deferred income taxes	1,500	—	1,500
Property and equipment	9,130	14,766	23,896
Intangible assets	46,960	—	46,960
Goodwill	42,110	(14,766)	27,344
Total assets acquired	104,270	—	104,270
Liabilities assumed:
Accrued liabilities	(4,270)	—	(4,270)
Total consideration paid in cash	$100,000	$—	$100,000
Goodwill of $27.3 million, attributable primarily to the future expected synergies and operational efficiencies, as well as market expansion, has been assigned to our Redbox segment.

We estimated the fair value of the acquired identifiable intangible assets based on the forecasted future cash flows discounted at a rate of approximately 11%. A portion of the purchase price is allocated to the following identifiable intangible assets:

Dollars in thousands	Purchase Price	Estimated Useful Life in Years
Intangible assets:
Retailer relationships	$40,000	10
Patents	6,300	8
Trademark and trade name	500	1
Internal use software	160	1
Total	$46,960
The estimated weighted-average useful life of the acquired identifiable intangible assets is 9.60 years.
Based on the identified intangible assets recorded as of the closing date and assuming no subsequent impairment of the underlying assets, the 2012 actual and annual estimates thereafter of the aggregate amortization expense are as follows:

Dollars in thousands	Amortization Expense
2012 (July through December)(1)	$2,790
2013	5,052
2014	4,788
2015	4,788
2016	4,788
2017	4,788
Thereafter	19,966
Total	$46,960

(1)	We began the amortization of the acquired intangible assets in the third quarter of 2012.

The following table shows the revenue and operating loss included in our Consolidated Statements of Comprehensive Income resulting from the acquired NCR kiosks since the closing date:

Dollars in thousands	Year Ended December 31, 2012
Revenue	$21,971
Operating (loss)	$(14,549)
Pro forma information
The following unaudited pro forma information represents the results of operations for Outerwall Inc. and includes the self-service entertainment DVD kiosk business acquired from NCR as if the NCR Asset Acquisition was consummated as of January 1, 2011. There are no material non-recurring pro forma adjustments and the pro forma information may differ from actual results.

	Year Ended December 31,
Dollars in thousands	2012	2011
Revenue	$2,248,148	$1,959,686
Net income from continuing operations	$138,790	$93,651
Earnings per share from continuing operations:
Basic	$4.58	$3.07
Diluted	$4.31	$2.94
NOTE 4: PROPERTY AND EQUIPMENT

	December 31,
Dollars in thousands	2012	2011
Kiosks and components	$1,041,755	$887,237
Computers, servers, and software	195,756	123,766
Office furniture and equipment	6,538	4,791
Vehicles	7,278	9,077
Leasehold improvements	19,743	14,673
Property and equipment, at cost	1,271,070	1,039,544
Accumulated depreciation and amortization	(684,946)	(540,366)
Property and equipment, net	$586,124	$499,178
During the third quarter of 2012, we evaluated the company-wide strategy for our common kiosk platform project. As a result, we updated our objective and direction for our software development plans, and adjusted our internal use software projects. A portion of our capitalized internal-use software in the amount of $2.5 million was expensed and included in the Depreciation and Other line item within our Consolidated Statements of Comprehensive Income.
As discussed in Note 3: Business Combination, during the second quarter of 2013, we obtained sufficient evidence regarding the quality and market value of the kiosks acquired, through sales of certain NCR kiosks during the second quarter of 2013, to finalize our purchase price allocation. As a result, we retroactively adjusted our purchase price allocation to increase the value assigned to the kiosks acquired by $14.8 million with a corresponding decrease to goodwill.

NOTE 5: EQUITY METHOD INVESTMENTS AND RELATED PARTY TRANSACTIONS
Redbox Instant™ by Verizon
In February 2012, Redbox and Verizon Ventures IV LLC (“Verizon”), a wholly owned subsidiary of Verizon Communications Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) and related arrangements. The LLC Agreement governs the relationship of the parties with respect to a joint venture, Redbox Instant by Verizon (the “Joint Venture”) formed for the primary purpose of developing, launching, marketing and operating a nationwide “over-the-top” video distribution service to provide consumers with access to video programming content, including linear content, delivered via broadband networks to video enabled viewing devices and offering rental of physical DVDs and Blu-ray Discs from Redbox kiosks. Redbox initially acquired a 35.0% ownership interest in the Joint Venture and made an initial capital contribution of $14.0 million in cash in February 2012 subsequent to the formation of the Joint Venture. The Joint Venture board of managers may request each member to make additional capital contributions, on a pro rata basis relative to its respective ownership interest. If a member does not make any or all of its requested capital contributions, as the case may be, the other contributing member generally may make such capital contributions. So long as Redbox contributes its pro rata share of the first $450.0 million of capital contributions to the Joint Venture, Redbox’s interest cannot be diluted below 10.0%. During the third quarter of 2012, at the request of the Joint Venture board of managers, Redbox made a cash payment of $10.5 million representing its pro-rata share of the requested capital contribution.
In addition to the initial cash capital contribution, Redbox granted the Joint Venture a limited, non-exclusive, non-transferable, royalty-free right and license to use certain Redbox trademarks, of which the preliminary estimated fair value was approximately $30.0 million based on an evaluation of information available as of the date of the grant. As a result, we recognized a gain of $19.5 million related to the pro-rata amount of fair value given up in exchange for our 35.0% interest in the Joint Venture. See Note 18: Fair Value for additional information about how we estimated the fair value of the Redbox trademarks. The initial excess of our cost of the investment in the Joint Venture over our share of the Joint Venture’s equity will be used to adjust future amortization expense.
Redbox’s ownership interest in the Joint Venture will be accounted for using the equity method of accounting. During the first quarter of 2012, the transaction related costs of $4.4 million were recorded as a part of the equity investment in the Joint Venture. We recognized a loss of approximately $22.5 million from our equity method investment, representing our share of the Joint Venture’s operating results as well as the amortization of differences in carrying amount and underlying equity for the twelve month periods ended December 31, 2012.
Redbox has certain rights to cause Verizon to acquire Redbox’s interest in the Joint Venture at fair value (generally following the fifth anniversary of the LLC Agreement or in limited circumstances, at an earlier period of time) and Verizon has certain rights to acquire Redbox’s interest in the Joint Venture at fair value (generally following the seventh anniversary of the LLC Agreement, or, in limited circumstances, the fifth anniversary of the LLC Agreement).
Other Equity Method Investments
We make strategic equity investments in external companies that provide automated self-service kiosk solutions. During the first quarter of 2012, we increased our ownership percentage in ecoATM, Inc. (“ecoATM”) through the purchase of $10.0 million in series B preferred stock. EcoATM operates automated self-service kiosks that evaluate and buy-back used electronics directly from consumers for cash.
Our equity method investments and ownership percentages as of December 31, 2012, were as follows:

Dollars in thousands	Equity Investment	Ownership Percentage
Redbox Instant by Verizon	$25,845	35%
Other equity investments	13,294	11% - 26%
Equity method investments	$39,139

Income (loss) from Equity Method Investments
Income (loss) from equity method investments within our Consolidated Statements of Comprehensive Income is composed of the following:

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
Trademark gain	$19,500	$—	$—
Proportionate share of net loss of equity method investees	(22,415)	(1,591)	—
Amortization of differences in carrying amount and underlying equity	(2,269)	—	—
Total (loss) from equity method investments	$(5,184)	$(1,591)	$—

Related Party Transactions
At December 31, 2012, included within accounts receivable, net of allowance, on our Consolidated Balance Sheets, was $0.9 million due from the Joint Venture related to costs incurred by Redbox on behalf of the Joint Venture during the normal course of business.
NOTE 6: GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The carrying amount of goodwill was as follows:

Dollars in thousands	December 31,
	2012	2011
Goodwill	$267,750	$267,750
Goodwill from NCR Asset Acquisition	27,344	—
Total goodwill	$295,094	$267,750
Goodwill by Segment
The carrying amount of goodwill by segment was as follows:

Dollars in thousands	December 31,
	2012	2011
Redbox	$138,743	$111,399
Coin	156,351	156,351
New Ventures	—	—
Total goodwill	$295,094	$267,750
The increase in goodwill of $27.3 million in 2012 was attributable to the NCR Asset Acquisition. This increase primarily represents the future expected synergies and operational efficiencies, as well as market expansion for our Redbox segment, and has been assigned to our Redbox segment. The majority of such goodwill was deductible for tax purposes. As discussed in Note 3: Business Combination, during the second quarter of 2013, we obtained sufficient evidence regarding the quality and market value of the kiosks acquired, through sales of certain NCR kiosks during the second quarter of 2013, to finalize our purchase price allocation. As a result, we retroactively adjusted our purchase price allocation to increase the value assigned to the kiosks acquired by $14.8 million with a corresponding decrease to goodwill.
We elected to by-pass the qualitative assessment and performed the annual goodwill impairment test based on a quantitative analysis as of November 30, 2012. We estimated the fair value of our reporting units using both the income and market approaches. Our estimates of fair value can change significantly based on factors such as revenue growth rates, profit margins, discount rates, market conditions, market prices, and changes in business strategies. As the estimated fair value of each reporting unit exceeded its respective carrying value there was no goodwill impairment in 2012.

Other Intangible Assets
The gross amount of our other intangible assets and the related accumulated amortization were as follows:

Dollars in thousands	Amortization Period	December 31,
		2012	2011
Retailer relationships	5-10 years	$53,344	$13,344
Accumulated amortization		(11,518)	(7,062)
		41,826	6,282
Other	1-40 years	9,404	1,890
Accumulated amortization		(2,261)	(1,339)
		7,143	551
Intangible assets, net		$48,969	$6,833
Amortization expense was as follows:

Dollars in thousands	Year Ended December 31,
	2012	2011	2010
Retailer relationships	$4,456	$2,457	$3,022
Other	922	283	283
Total amortization of intangible assets	$5,378	$2,740	$3,305
Expected future amortization is as follows:

Dollars in thousands	Retailer Relationships	Other
2013	$6,250	$1,234
2014	5,432	970
2015	4,012	940
2016	4,012	828
2017	4,012	806
Thereafter	18,108	2,365
Total expected amortization	$41,826	$7,143
NOTE 7: OTHER ACCRUED LIABILITIES
Other accrued liabilities consist of the following:

Dollars in thousands	December 31,
	2012	2011
Payroll related expenses	$39,469	$37,498
Procurement cost for content library	36,436	36,031
Business taxes	23,301	21,613
Insurance	8,714	4,172
Professional fees	4,822	4,816
Service contract provider expenses	3,560	6,525
Deferred rent expense	3,191	3,794
Accrued interest expense	1,450	6,192
Income tax payable	826	2,876
Other	24,356	25,479
Total other accrued liabilities	$146,125	$148,996

NOTE 8: DEBT AND OTHER LONG-TERM LIABILITIES

As of December 31, 2012 Dollars in thousands	Debt and Other Liabilities
	Current	Long-term	Total
Term loan	$15,312	$144,375	$159,687
Convertible debt	—	172,810	172,810
Redbox rollout agreement	217	3	220
Asset retirement obligations	—	14,020	14,020
Other long-term liabilities	—	9,971	9,971
Total	$15,529	$341,179	$356,708
As of December 31, 2011 Dollars in thousands	Debt and Other Liabilities
	Current	Long-term	Total
Term loan	$10,938	$159,687	$170,625
Convertible debt	—	179,697	179,697
Redbox rollout agreement	3,048	220	3,268
Asset retirement obligations	—	8,841	8,841
Other long-term liabilities	—	10,843	10,843
Total	$13,986	$359,288	$373,274
Revolving Line of Credit and Term Loan
On July 15, 2011, we entered into a Second Amended and Restated Credit Agreement (the “Credit Facility”), providing for a senior secured revolving credit facility and a senior secured term loan facility, which replaced our prior credit facility, which consisted of a revolving line of credit. The Credit Facility provides for a five-year, $175.0 million term loan and a $450.0 million revolving line of credit. Subject to additional commitments from lenders, we have the option to increase the aggregate facility size by $250.0 million, which can be comprised of additional term loans and a revolving line of credit. On July 15, 2011, we borrowed $175.0 million under the term loan facility, a portion of which was utilized to pay down the revolving line of credit balance under the prior credit facility of $120.0 million. Financing fees of $5.1 million related to the Credit Facility were included within other long-term assets on our Consolidated Balance Sheets and are being amortized over the 5-year life of the Credit Facility. Such costs are amortized on a straight-line basis, which approximates the effective interest method.
The Credit Facility matures on July 15, 2016, at which time all outstanding borrowings must be repaid. The term loan is subject to mandatory debt repayments of the outstanding borrowings. We made principal payments of $10.9 million and $4.4 million respectively on the term loan in 2012 and 2011. The following is the term loan repayment schedule:

Dollars in Thousands
Repayment Amount
Amount paid in 2011 and 2012	$15,313
2013	15,312
2014	19,687
2015	21,875
2016	102,813
Total Term Loan	$175,000
Our obligations under the Credit Facility are secured by a first priority security interest in substantially all of our assets and the assets of our domestic subsidiaries, as well as a pledge of a substantial portion of our subsidiaries’ capital stock.
Subject to applicable conditions, we may elect interest rates on our revolving borrowings calculated by reference to (i) the British Bankers Association LIBOR rate (“LIBOR Rate”) fixed for given interest periods or (ii) Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one half of one percent or the LIBOR Rate plus one percent) (the “Base Rate”), plus the margin determined by our consolidated net leverage ratio. For borrowings made under the LIBOR Rate, the margin ranges from 125 to 200 basis points, while for borrowing made under the Base Rate, the margin ranges from 25 to 100 basis points. In 2012, the applicable LIBOR Rate margin was fixed at 125 basis points and the applicable Base Rate margin was fixed at 25 basis points. The interest rate on amounts outstanding under the term loan at December 31, 2012 was 1.46%.

The Credit Facility contains standard negative covenants and restrictions on actions including, without limitation, restrictions on indebtedness, liens, fundamental changes or dispositions of our assets, payments of dividends, capital expenditures, investments, and mergers, dispositions and acquisitions, among other restrictions. In addition, the Credit Facility requires that we meet certain financial covenants, ratios and tests, including maintaining a maximum consolidated net leverage ratio and a minimum interest coverage ratio, as defined in the Credit Facility. As of December 31, 2012, we were in compliance with the covenants of the Credit Facility.
Convertible Debt
The aggregate outstanding principal of our 4.0% Convertible Senior Notes (the “Notes”) was $185.0 million on December 31, 2012. The Notes bear interest at a fixed rate of 4% per annum, payable semi-annually in arrears on each March 1 and September 1, and mature on September 1, 2014. The effective interest rate at issuance was 8.5%. As of December 31, 2012, we were in compliance with all covenants.
The Notes become convertible (the “Conversion Event”) when the closing price of our common stock exceeds $52.38, 130% of the Notes’ conversion price, for at least 20 trading days during the 30 consecutive trading days prior to each quarter-end date. If the Notes become convertible and should the Note holders elect to convert, we will be required to pay them up to the full face value of the Notes in cash as well as deliver shares of our common stock for any excess conversion value. The number of potentially issued shares increases as the market price of our common stock increases. As of March 31, 2012 and June 30, 2012, such early conversion event was met. Certain Notes were submitted for conversion in the second and the third quarter of 2012 and settled in accordance with the terms of the indenture governing the Notes. The loss from such early conversion event was inconsequential. In the fourth quarter of 2012, we repurchased 15,000 Notes or $15 million in face value of Notes for $20.7 million, including the accrued interest of $0.2 million, in cash. The loss from early extinguishment of these Notes was approximately $1.0 million. As of December 31, 2012, the Conversion Event was not met and the Notes remained classified as a long-term liability on our Consolidated Balance Sheets.
The following interest expense was recorded related to the Notes:

Dollars in thousands	Year Ended December 31,
	2012	2011	2010
Contractual interest expense	$8,000	$8,000	$8,000
Amortization of debt discount	7,109	6,551	6,037
Total interest expense related to the Notes	$15,109	$14,551	$14,037
The remaining unamortized debt discount is expected to be recognized as non-cash interest expense as follows (in thousands):

Year	Non-cash Interest Expense
2013	$7,134
2014	5,039
Total unamortized discount	$12,173

Redbox Rollout Agreement
In November 2006, our Redbox subsidiary and McDonald’s USA entered into a Rollout Purchase, License and Service Agreement (the “Rollout Agreement”) giving McDonald’s USA and its franchisees and franchise marketing cooperatives the right to purchase DVD rental kiosks to be located at selected McDonald’s restaurant sites for which Redbox subsequently received proceeds. The proceeds under the Rollout Agreement are classified as debt and the interest rate is based on similar rates that Redbox has with its kiosk sale-leaseback transactions. The payments made to McDonald’s USA over the contractual term of the Rollout Agreement will reduce the accrued interest liability and principal. The future payments made under this Rollout Agreement contain a minimum annual payment as well as the variable payouts based on the license fee earned by McDonald’s USA and its franchisees through the term of the agreement. The following is the summary in relation to the rollout agreement. The contractual term for the payments made to McDonald’s USA under the Rollout Agreement is five years and the minimum annual payment amount in 2012 was $0.4 million.
Expiration dates within the Rollout Agreement began in December 2011 and continue through November 2013. Any unpaid debt balance under the Rollout Agreement as well as related accrued interest was released upon expiration and recognized in interest expense, net in our Consolidated Statement of Net Income.

Asset Retirement Obligation
We have entered into agreements with our partners to place kiosks in their stores. Upon contract terminations, we are obligated to remove the kiosks from the store locations and, accordingly, we recognize the estimated fair value of the liability under the long-term section of our liabilities in our Consolidated Balance Sheets.
Other Long-Term Liabilities
Included in other long-term liabilities were primarily tenant improvements related to our office building renovation in Oakbrook Terrace, Illinois and Bellevue, Washington as well as the related unrecognized tax benefits as follows:

Dollars in thousands	December 31,
	2012	2011
Tenant improvement and deferred rent	$8,721	$9,269
Unrecognized tax benefit	1,250	1,574
Total other long-term liabilities	$9,971	$10,843
NOTE 9: REPURCHASES OF COMMON STOCK
Board Authorization
The following table presents a summary of our authorized stock repurchase balance:

Dollars in thousands	Board Authorization
Authorized repurchase—January 1, 2012	$264,398
Proceeds from the exercise of stock options	8,966
Repurchase of common stock from open market	(64,724)
Repurchase from Accelerated Stock Repurchase Agreement (“ASR Agreement”)	(75,000)
Authorized repurchase—December 31, 2012	$133,640

The following repurchases were made during the past three years, dollars in thousands except per share price:

Year Ended December 31,	# of shares Repurchased	Average Price per Share	Total Purchase Price
2010	1,072,037	$45.94	$49,245
2011	1,374,036	46.10	63,349
2012	2,799,115	49.92	139,724
Total	5,245,188		$252,318
Repurchased shares become a part of treasury stock. The shares tendered for tax withholding on vesting of restricted stock awards are excluded from the repurchase program approved by our Board.
Board Authorization
On January 31, 2013, our Board of Directors approved an additional repurchase program of up to $250.0 million of our common stock plus the cash proceeds received from the exercise of stock options by our officers, directors, and employees.
Credit Facility Requirements
Under our Credit Facility, we are permitted to repurchase shares of our common stock without limitation, provided that we are in compliance with certain covenants required under the terms of the Credit Facility. See Note 8: Debt and Other Long-Term Liabilities for additional information about the terms of the Credit Facility.
ASR Agreement
On November 1, 2012 we entered into an ASR Agreement with Morgan Stanley & Co at a notional amount of $75.0 million. The ASR Agreement was concluded on December 28, 2012. The total number of shares received under the ASR Agreement was determined based on the arithmetic mean of the daily volume weighted average price of our common stock minus discount over the term of the ASR Agreement.

Share repurchase and amounts in thousands	Shares Delivered
Total Shares delivered from ASR program	1,539
Average price per share less discount	$48.74
Total Repurchase amount from ASR program	$75,000
As the ASR Agreement was concluded, the total shares received were recorded as treasury shares, resulting in a reduction of shares for our earnings per share calculations.
NOTE 10: SHARE-BASED PAYMENTS
We currently grant share-based awards to our employees, non-employee directors and consultants under our 2011 Incentive Plan (the “Plan”). The Plan permit the granting of stock options, restricted stock, restricted stock units, and performance-based restricted stock.
The following is the summary of grant information:

Shares in thousands	December 31, 2012
Unissued common stock reserved for issuance under all plans	2,282
Shares available for future grants	1,613

Certain information regarding our share-based payments is as follows:

	Year Ended December 31,
Dollars in thousands except per share data	2012	2011	2010
Share-based payments expense:
Share-based compensation—stock options	$2,654	$2,880	$3,137
Share-based compensation—restricted stock	10,593	7,100	5,608
Share-based payments for content arrangements	6,115	6,231	7,271
Total share-based payments expense	$19,362	$16,211	$16,016
Tax benefit on share-based payments expense	$7,246	$5,944	$5,817
Per share weighted average grant date fair value of stock options granted	$27.24	$20.67	$15.38
Per share weighted average grant date fair value of restricted stock granted	$55.94	$45.86	$33.34
Total intrinsic value of stock options exercised	$10,509	$2,291	$27,622
Grant date fair value of restricted stock vested	$11,648	$5,132	$12,456

	December 31, 2012
Dollars in thousand	Unrecognized Share-Based Payments Expense	Weighted-Average Remaining Life
Unrecognized share-based payments expense:
Share-based compensation—stock options	$2,726	1.5 years
Share-based compensation—restricted stock	16,236	2.2 years
Share-based payments for content arrangements	3,308	1.9 years
Total unrecognized share-based payments expense	$22,270

Share-Based Compensation
Stock options
Shares of common stock are issued upon exercise of stock options. Certain other information regarding our stock-based awards is as follows:

•	Beginning in February 2010, stock options are granted only to our executives and non-employee directors.

•	Options granted after February 2010 vest annually in equal installments over 4 years, and expire after 10 years.

•
Prior to February 2010, options granted to our executives and employees vest annually in equal installments over 4 years and expire after either 5 or 10 years, depending on the grant date; options granted to our non-employee directors vest in equal monthly installments and expire after 10 years.

The following table summarizes the weighted average valuation assumptions used in the Black-Scholes-Merton Valuation model for stock options granted:

	Year Ended December 31,
	2012	2011	2010
Expected term (in years)	7.3	7.3	7.3
Expected stock price volatility	44%	43%	43%
Risk-free interest rate	1.6%	2.8%	2.4%
Expected dividend yield	0.0%	0.0%	0.0%

•
The expected term of the options represents the estimated period of time from grant until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

•	Expected stock price volatility is based on historical volatility of our stock for a period at least equal to the expected term.

•	The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term.

•	We have not paid dividends in the past and currently do not plan to pay dividends in the foreseeable future.
The following table presents a summary of stock option activity for 2012:

Shares in thousands	Options	Weighted Average Exercise Price
OUTSTANDING, December 31, 2011	988	$30.77
Granted	88	57.24
Exercised	(382)	29.11
Cancelled, expired, or forfeited	(25)	40.25
OUTSTANDING, December 31, 2012	669	$34.86
Certain information regarding stock options outstanding as of December 31, 2012, is as follows:

Shares and intrinsic value in thousands	Options Outstanding	Options Exercisable
Number	669	384
Weighted average per share exercise price	$34.86	$31.21
Aggregate intrinsic value	$11,910	$8,046
Weighted average remaining contractual term (in years)	3.74	2.37
Restricted stock awards
Restricted stock awards are granted to eligible employees, including executives, and non-employee directors. Awards granted to employees and executives vest annually in equal installments over four years. Non-employee director awards vest one year after the grant date. Performance-based restricted stock awards are granted to executives only, with established performance criteria approved by the Compensation Committee of the Board of Directors, once earned, and vest in equal installments over three years from the date of grant. The restricted shares require no payment from the grantee. The fair value of the awards is based on the market price on the grant date and is recognized on a straight-line basis over the vesting period or based on achieving performance conditions.
The following table presents a summary of restricted stock award activity for 2012:

Shares in thousands	Restricted Stock Awards	Weighted Average Grant Date Fair Value
NON-VESTED, December 31, 2011	527	$40.44
Granted	350	55.94
Vested	(195)	38.72
Forfeited	(78)	48.63
NON-VESTED, December 31, 2012	604	$48.95

Share-Based Payments for Content Arrangements
We granted restricted stock as part of content license agreements with certain movie studios. The expense related to these agreements is included within direct operating expenses in our Consolidated Statements of Net Income and is adjusted based on the number of unvested shares and market price of our common stock each reporting period. During 2010 and 2009, we entered into agreements with SPHE Scan Based Trading Corporation (“Sony”) and Paramount Home Entertainment, Inc. (“Paramount”).
During the third quarters of 2011 and 2012, our agreement with Sony was amended. The amendments primarily consist of:

•	the scheduled vesting of certain shares of restricted stock was extended from August 1, 2011 to August 1, 2012;

•	the number of weeks we can offer Sony content in our kiosks was extended from 26 weeks to 52 weeks. In addition;

•
Sony waived its termination right to end its DVD licensing arrangement with Redbox at the end of September 2012 and gave Redbox the option to license Blu-ray DVD product as part of the arrangement; and

•	Sony received, at its sole discretion, the option for two one-year extensions following the initial five-year agreement term, which was scheduled to end in September 2014.

During the fourth quarter of 2011, we entered into an amendment to the revenue sharing license agreement with Paramount, which provided, among other things, that:

•	Paramount waived its current termination right to end the licensing arrangement at the end of 2011;

•
Paramount received, at its sole discretion, the option for two, one-year extensions following the initial five-year agreement term, which ends at the end of 2014 (each exercised extension would provide for a grant of 50,000 shares of restricted stock vesting at the beginning of each extension);

•	the content license period was extended from 26 weeks to 52 weeks; and

•	Paramount was granted 100,000 shares of restricted stock which will vest according to the vesting schedule of the current restricted stock purchase agreement with Paramount.
Information related to the shares of restricted stock granted as part of these agreements as of December 31, 2012 is as follows:

	Granted	Vested	Unvested	Remaining Vesting Period
Sony	193,348	116,009	77,339	1.6 years
Paramount	300,000	105,000	195,000	2.0 years
Total	493,348	221,009	272,339

NOTE 11: INCOME TAXES

Components of Income Taxes
The components of income(loss) from continuing operations before income taxes were as follows:

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
U.S. operations	$246,048	$180,084	$106,653
Foreign operations	(4,302)	4,644	2,273
Total income from continuing operations before income taxes	$241,746	$184,728	$108,926

Components of Income Tax Expense
The components of income tax expense were as follows:

	Year Ended December 31,
Dollars in thousands	2012	2011	2010
Current:
State and local	$3,936	$9,326	$1,003
Foreign	7	375	634
Total current	3,943	9,701	1,637
Deferred:
U.S. Federal	81,549	58,858	36,957
State and local	7,545	580	4,703
Foreign	(1,521)	638	(265)
Total deferred	87,573	60,076	41,395
Total income tax expense	$91,516	$69,777	$43,032
Rate Reconciliation
The income tax expense differs from the amount that would result by applying the U.S. statutory rate to income before income taxes as follows:

	Year Ended December 31,
	2012	2011	2010
U.S Federal tax expense at statutory rates	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.0%	4.3%	3.5%
Federal and state credits	(0.8)%	(0.6)%	—%
Other	(0.3)%	(0.9)%	1.0%
Effective tax rate	37.9%	37.8%	39.5%

Unrecognized Tax Benefits
The aggregate changes in the balance of unrecognized tax benefits were as follows:

Dollars in thousands	Year ended December 31,
	2012	2011	2010
Balance, beginning of the year	$2,455	$1,821	$1,800
Additions based on tax positions related to the current year	—	315	70
Additions for tax positions related to prior years	251	420	—
Reductions for tax positions related to prior years	(71)	—	(39)
Reductions from lapse of applicable statute of limitations	(252)	—	(10)
Settlements	—	(101)	—
Balance, end of year	$2,383	$2,455	$1,821
At December 31, 2012, the unrecognized tax benefits were primarily related to R&D credit and income/expense recognition, all of which would have an effect on our effective tax rate if recognized. It was not necessary to accrue interest and penalties associated with the uncertain tax positions identified because operating losses and tax credit carryforwards were sufficient to offset all unrecognized tax benefits.
Tax Years Open for Examination
As of December 31, 2012 for our major tax jurisdictions, the years 2009 and 2011 were open for examination by U.S. Federal and most state tax authorities. Additionally, the years 2002 to 2008 are subject to examination, to the extent that net operating loss and income tax credit carryforwards from those years were utilized in 2009 and later years.

Jurisdiction	As of December 31, 2012 Open Tax Years
U.S.	2002 through 2011
Deferred Income Taxes
Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. Future tax benefits for net operating loss and tax credit carryforwards are also recognized to the extent that realization of such benefits is more likely than not.
In determining our tax provisions, management determined the deferred tax assets and liabilities for each separate tax jurisdiction and considered a number of factors including the positive and negative evidence regarding the realization of our deferred tax assets to determine whether a valuation allowance should be recognized with respect to our deferred tax assets. As of December 31, 2012, a valuation allowance was not necessary as positive evidence outweighed negative evidence that those deferred tax assets were more likely than not to be realized.
Significant components of our deferred tax assets and liabilities and the net increase (decrease) in the valuation allowance were as follows. Tax loss carryforwards for 2011 have been revised to reflect an adjustment identified related to 2009. See the Revision of Previously Issued Financial Statements section of Note 2: Summary of Significant Accounting Policies for more information.

Dollars in thousands	December 31,
	2012	2011
Deferred tax assets:
Income tax loss carryforwards	$20,356	$65,006
Credit carryforwards	9,226	6,372
Accrued liabilities and allowances	18,455	21,628
Stock-based compensation	12,783	7,953
Intangible assets	14,004	24,316
Other	6,175	3,490
Total deferred tax assets	80,999	128,765
Deferred tax liabilities:
Property and equipment	(115,381)	(123,947)
Product costs	(36,837)	—
Investment basis	(6,906)	—
Convertible debt interest	(5,066)	(7,783)
Total deferred tax liabilities	(164,190)	(131,730)
Net deferred tax liabilities	$(83,191)	$(2,965)

Change in Valuation Allowance

Dollars in thousands	Year Ended December 31,
	2012	2011	2010
Decrease in valuation allowance	$—	$(8,947)	$(982)
Deferred Tax Assets Relating to Income Tax Loss Carryforwards
Our deferred tax assets relating to income tax loss carryforwards and expiration periods are summarized as below:

Dollars in thousands	December 31, 2012
	Federal	State	Foreign
Net operating loss carryforwards	$49,705	$62,839	$3,135
Deferred tax assets related to net operating loss carryforwards	$17,397	$2,133	$826
Years that net operating loss carryforwards will expire between	2024 and 2030	2016 and 2030	2033
Based upon our projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.
U.S. Federal Tax Credits and Expiration Periods
The following is the information pertaining to our U.S. federal tax credits as well as the expiration periods:

Dollars in thousands	December 31, 2012
	Amount	Expiration
U.S Federal tax credits:
Foreign tax credits	$2,380	2015 to 2023
Research and development tax credits	4,024	2013 to 2032
Other general business tax credits	197	2032
Alternative minimum tax credits	728	Do not expire
Illinois state tax credits	1,562	2015 to 2017
California U.S. Federal and State tax credits	335	Do not expire
Total U.S. Federal tax credits	$9,226

On January 2, 2013, the President signed H.R. 8, the American Taxpayer Relief Act of 2012, which retroactively extended a number of tax deductions and credits that otherwise would have expired, including the research and development credit. If this legislation had been enacted in 2012, the Company would have reported a research and development credit in its deferred tax assets.
We did not provide for U.S. income taxes on undistributed earnings of foreign operations because they were considered permanently invested outside of the U.S. Upon repatriation, some of these earnings would generate foreign tax credits, which may reduce the U.S. tax liability associated with any future foreign dividend. At December 31, 2012, the cumulative amount of earnings upon which U.S. income taxes have not been provided was approximately $14.4 million.

NOTE 12: DISCONTINUED OPERATIONS AND SALE OF BUSINESS
Money Transfer Business (the “Money Transfer Business”)
On June 9, 2011, we completed the sale transaction of the Money Transfer Business to Sigue Corporation (“Sigue”). We received $19.5 million in cash and a note receivable of $29.5 million (the “Sigue Note”). In December 2011, as part of the sale transaction, we were required to provide Sigue with an additional loan of $4.0 million under terms consistent with the Sigue Note. See Note 18: Fair Value for additional details about the Sigue Note.
We estimated the fair value of the Sigue Note at approximately $26.7 million, which was based on the discounted cash flows of the future note payments and was not an exit price based measure of fair value or the stated value on the face of the Sigue Note. The discount rate used in our fair value estimate was the market rate for similar risk profile companies and represented our best estimate of default risk. During 2012, we recognized $4.4 million of interest income base on the imputed interest rate of the Sigue Note and received $2.0 million in interest payments from Sigue based on the nominal interest rate of the Sigue note.
On June 9, 2011, the sold assets and liabilities of the Money Transfer Business primarily consisted of the following (in thousands):

Dollars in thousands	June 9, 2011
Cash and cash equivalents	$57,893
Accounts receivable, net	33,185
Other current assets	13,560
Property, plant and equipment, net	4,066
Goodwill, intangible, and other assets	8,162
Total assets	116,866
Accounts payable and payable to agents	65,464
Accrued liabilities	13,062
Total liabilities	78,526
Net assets sold	$38,340
The net assets disposed represent the fair value less cost to sell the Money Transfer Business. The loss on disposal activities recognized in 2011 and 2010 was allocated to the asset disposal group including property, plant and equipment, net, intangible and other assets.
Electronic Payment Business (the “E-Pay Business”)
On May 25, 2010, we sold our subsidiaries comprising the E-Pay Business to InComm Holdings, Inc. and InComm Europe Limited (collectively “InComm”) for an aggregate purchase price of $40.0 million. In addition, the purchase price was subject to a post-closing net working capital adjustment in the amount of $0.5 million, which was finalized in October 2010. The disposed assets and liabilities consisted of the following:

Dollars in thousands	May 25, 2010
Current Assets	$24,862
Property, plant and equipment, net	2,574
Goodwill, intangible, and other assets	11,638
Total assets	39,074
Current Liabilities	27,717
Net assets Sold	$11,357

Summary Financial Information
The disposition and operating results of the Money Transfer Business and the E-Pay Business are presented in discontinued operations in our Consolidated Statements of Comprehensive Income for all periods presented. The continuing cash flows from the Money Transfer Business and the E-Pay Business after disposition were insignificant.
The following table sets forth the components of discontinued operations included in our Consolidated Statements of Comprehensive Income:

Dollars in thousands	Year Ended December 31,
	2012	2011	2010
Revenue:
Money Transfer Business	$—	$47,716	$95,289
E-Pay Business	—	—	8,732
Total revenue	$—	$47,716	$104,021
Pre-tax gain (loss) from discontinued operations:
Money Transfer Business	$—	$654	$(11,435)
E-Pay Business	—	—	(132)
Total pre-tax gain (loss) from discontinued operations	$—	$654	$(11,567)
Gain (loss) on disposal activities:
Money Transfer Business	$—	$(11,070)	$(15,606)
E-Pay Business	—	—	12,184
Total loss on disposal activities	$—	$(11,070)	$(3,422)
Loss from discontinued operations before income tax	$—	$(10,416)	$(14,989)
Income tax (expense) benefit	—	(652)	103
Loss from discontinued operations, net of tax	$—	$(11,068)	$(14,886)
Amount of goodwill and other intangible assets disposed	$—	$8,037	$9,100
Cash generated from the sale of discontinued operations	$—	$8,220	$26,617
Included in income tax expense from discontinued operations in 2011 was $4.1 million related to the estimated current value of a worthless stock deduction taken in 2009 in connection with our divestiture of the Entertainment Business, which was sold in the third quarter of 2009.

NOTE 13: EARNINGS PER SHARE
Basic earnings per share (“EPS”) is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing the net income for the period by the weighted average number of common and dilutive potential common shares outstanding during the period.
Net income used for calculating basic and diluted EPS is the same for all periods presented. The following table sets forth the computation of shares used for the basic and diluted EPS calculations:

In thousands	Year Ended December 31,
	2012	2011	2010
Weighted average shares used for basic EPS	30,305	30,520	31,268
Dilutive effect of stock options and other share-based awards	598	609	489
Dilutive effect of convertible debt	1,271	740	640
Weighted average shares used for diluted EPS	32,174	31,869	32,397
Stock options and share-based awards not included in diluted EPS calculation because their effect would be antidilutive	139	108	349

NOTE 14: OTHER COMPREHENSIVE INCOME
The following table presents the tax effects allocated to each component of other comprehensive income:

Dollars in thousands	Year Ended December 31, 2012
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$1,048	$—	$1,048
Other comprehensive income	$1,048	$—	$1,048
Dollars in thousands	Year Ended December 31, 2011
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$(255)	$—	$(255)
Reclassification of interest rate hedges to interest expense	896	(349)	547
Gain (loss) on short-term investment	(20)	7	(13)
Other comprehensive income	$621	$(342)	$279
Dollars in thousands	Year Ended December 31, 2010
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$(1,737)	$132	$(1,605)
Reclassification of interest rate hedges to interest expense	4,477	(1,746)	2,731
Gain (loss) on short-term investment	10	(4)	6
Other comprehensive income	$2,750	$(1,618)	$1,132
NOTE 15: BUSINESS SEGMENTS AND ENTERPRISE-WIDE INFORMATION
Management, including our chief operating decision maker, who is our CEO, evaluates the performances of our business segments primarily on segment revenue and segment operating income from continuing operations before depreciation, amortization and other, and share-based compensation granted to executives, non-employee directors and employees (“segment operating income”). Segment operating income contains internally allocated costs of our shared service support functions, including corporate executive management, business development, sales, finance, legal, human resources, information technology, and risk management. We also review depreciation and amortization allocated to each segment. Shared-based payments expense related to share-based compensation granted to executives, non-employee directors and employees is not allocated to our segments and is included in the corporate unallocated column in the analysis and reconciliation below; however, share-based payments expense related to our content arrangements with certain movie studios has been allocated to our Redbox segment and is included within direct operating expenses. Our performance evaluation does not include segment assets.
During the second quarter of 2012, we completed the NCR Asset Acquisition. The assets acquired and liabilities assumed, as well as the results of operations, are included in our Redbox segment. See Note 3: Business Combination for additional information about the acquisition.
Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results from continuing operations, which consists of our Redbox, Coin and New Ventures segments. Unallocated general and administrative expenses relate to share-based compensation.

In thousands Year Ended December 31, 2012	Redbox	Coin	New Ventures	Corporate Unallocated	Total
Revenue	$1,908,773	$290,761	$2,509	$—	$2,202,043
Expenses:
Direct operating	1,340,899	155,740	5,475	863	1,502,977
Marketing	20,497	4,938	2,134	66	27,635
Research and development	739	4,455	8,385	334	13,913
General and administrative	159,885	26,367	11,999	11,984	210,235
Segment operating income (loss)	386,753	99,261	(25,484)	(13,247)	447,283
Less: depreciation and amortization	(148,068)	(36,108)	(349)	—	(184,525)
Operating income (loss)	238,685	63,153	(25,833)	(13,247)	262,758
Loss from equity method investments, net	—	—	—	(5,184)	(5,184)
Interest expense, net	—	—	—	(15,648)	(15,648)
Other, net	—	—	—	(180)	(180)
Income (loss) from continuing operations before income taxes	$238,685	$63,153	$(25,833)	$(34,259)	$241,746

In thousands Year Ended December 31, 2011	Redbox	Coin	New Ventures	Corporate Unallocated	Total
Revenue	$1,561,598	$282,382	$1,392	$—	$1,845,372
Expenses:
Direct operating	1,134,167	145,362	3,349	473	1,283,351
Marketing	22,041	6,142	771	50	29,004
Research and development	74	6,542	4,623	318	11,557
General and administrative	120,384	23,370	10,464	9,139	163,357
Segment operating income (loss)	284,932	100,966	(17,815)	(9,980)	358,103
Less: depreciation and amortization	(115,430)	(31,922)	(866)	—	(148,218)
Operating income (loss)	169,502	69,044	(18,681)	(9,980)	209,885
Loss from equity method investments, net	—	—	—	(1,591)	(1,591)
Interest expense, net	—	—	—	(23,822)	(23,822)
Other, net	—	—	—	256	256
Income (loss) from continuing operations before income taxes	$169,502	$69,044	$(18,681)	$(35,137)	$184,728

In thousands Year Ended December 31, 2010	Redbox	Coin	New Ventures	Corporate Unallocated	Total
Revenue	$1,159,709	$275,982	$730	$—	$1,436,421
Expenses:
Direct operating	859,774	138,985	1,493	689	1,000,941
Marketing	14,231	9,082	505	18	23,836
Research and development	—	6,159	1,037	241	7,437
General and administrative	94,854	20,060	5,918	7,797	128,629
Litigation settlement	—	5,379	—	—	5,379
Segment operating income (loss)	190,850	96,317	(8,223)	(8,745)	270,199
Less: depreciation and amortization	(93,445)	(29,721)	(3,826)	—	(126,992)
Operating income (loss)	97,405	66,596	(12,049)	(8,745)	143,207
Interest expense, net	—	—	—	(34,705)	(34,705)
Other, net	—	—	—	424	424
Income (loss) from continuing operations before income taxes	$97,405	$66,596	$(12,049)	$(43,026)	$108,926

Significant Retailer Relationships
Our Redbox and Coin kiosks are primarily located within retailers. The following retailers accounted for 10% or more of our consolidated revenue from continuing operations:

	Year Ended December 31,
	2012	2011	2010
Walgreen Co.	16.0%	16.0%	13.7%
Wal-Mart Stores Inc.	16.0%	17.5%	19.6%
The Kroger Company	10.7%	11.2%	10.6%
Revenue is allocated to geographic locations based on the location of the kiosk. Revenue by geographic location was as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
U.S.	$2,157,102	$1,802,350	$1,395,821
All other	44,941	43,021	40,600
Total revenue	$2,202,043	$1,845,371	$1,436,421
Long-lived assets by geographic location were as follows (in thousands):

	December 31,
	2012	2011	2010
U.S.	$975,335	$798,840	$775,208
All other	30,884	17,007	19,109
Total long-lived assets	$1,006,219	$815,847	$794,317
NOTE 16: RETIREMENT PLANS
We sponsor a defined contribution plan for our employees who satisfy certain age and service requirements. Our Redbox subsidiary also sponsors a defined contribution plan to which new contributions were frozen effective January 1, 2010. Our contributions to these plans were $4.0 million, $3.2 million and $2.8 million in 2012, 2011 and 2010, respectively.

NOTE 17: DERIVATIVE INSTRUMENTS
Interest Rate Swaps
Our interest rate swap agreement with Wells Fargo Bank to hedge against the variable-rate interest payments on our revolving credit facility expired on March 20, 2011. As of December 31, 2012, we had no interest rate swaps outstanding that were accounted for as cash flow hedges.
The fair value of the interest rate swap as of December 31, 2010 was a liability of $896,000, which was reversed from comprehensive income and recognized as interest expense in our Consolidated Statements of Comprehensive Income in the first quarter of 2011.
The effect of derivative instruments on our Consolidated Statements of Comprehensive Income was as follows (in thousands):

	Interest Rate Swap Contract Year Ended December 31,
Derivatives in Cash Flow Hedging Relationship (Dollars in thousands)	2012	2011	2010
Effective portion of derivative gain recognized in OCI	$—	$896	$4,477
Effective portion of derivative loss reclassified from accumulated OCI to expense	$—	$(889)	$(5,553)

NOTE 18: FAIR VALUE
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, we use a three-tier valuation hierarchy based upon observable and non-observable inputs:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; or

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
The factors or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.
Assets and Liabilities Measured and Reported at Fair Value on a Recurring Basis
The following table presents our financial assets and (liabilities) that are measured and reported at fair value in our Consolidated Balance Sheets on a recurring basis, by level within the fair value hierarchy (in thousands):

Fair Value at December 31, 2012	Level 1	Level 2	Level 3
Money market demand accounts and investment grade fixed income securities	$60,425	$—	$—
Fair Value at December 31, 2011	Level 1	Level 2	Level 3
Money market demand accounts and investment grade fixed income securities	$45,363	$—	$—
Money Market Demand Accounts and Investment Grade Fixed Income Securities
We determine fair value for our money market demand accounts and investment grade fixed income securities based on quoted market prices. The fair value of these assets is included in cash and cash equivalents on our Consolidated Balance Sheets.
There were no changes to our valuation techniques in 2012.
Assets and Liabilities Measured and Reported at Fair Value on a Nonrecurring Basis
We recognize or disclose the fair value of certain assets such as notes receivable and non-financial assets, primarily long-lived assets, goodwill, intangible assets and certain other assets in connection with impairment evaluations. All of our nonrecurring valuations use significant unobservable inputs and therefore fall under Level 3 of the fair value hierarchy.
Trademarks License
During the first quarter of 2012, Redbox granted the Joint Venture a limited, non-exclusive, non-transferable, royalty-free right and license to use certain Redbox trademarks. The preliminary estimated fair value of the trademarks was approximately $30.0 million as of the date of grant based on the relief-from-royalty method. We estimated the preliminary fair value using the information available on the grant date, which consisted of the expected future discounted and tax-effected cash flows attributable to the projected gross revenue stream of the Joint Venture, estimated market royalty rates of approximately 1.5%, as well as a discount rate of approximately 45.0%, which reflected our view of the risks and uncertainties associated with an early development stage entity. See Note 5: Equity Method Investments and Related Party Transactions.
Notes Receivable
During 2011, we financed a portion of the proceeds from the sale of our Money Transfer Business through a note receivable with Sigue (the “Sigue Note”). We estimated the fair value of the Sigue Note based on the future note payments discounted at a market rate for similar risk profile companies, approximately 18.0%, which reflected our best estimate of default risk, and was not an exit price based measure of fair value or the stated value on the face of the Sigue Note. We evaluate the Sigue Note for collectability on a quarterly basis. Based on our evaluation at December 31, 2012, an allowance for credit losses was not established. We recognized interest income on the Sigue Note on an accrual basis based on the imputed interest rate unless it is determined that collection of all principal and interest is unlikely. As of December 31, 2012, the carrying value of the Sigue Note approximated its estimated fair value and was reported in our Consolidated Balance Sheets. See Note 12: Discontinued Operations and Sale of a Business for additional information about the sale of our Money Transfer Business.

Long-Lived Assets, Goodwill and Other Intangible Assets
During the second quarter of 2011, we performed nonrecurring fair value measurements in connection with assigning goodwill to our segments. We used a relative fair value approach that is similar to the approach used when a portion of a segment is to be disposed. We used both the income and cost methods to estimate the fair value of our New Ventures segment and both the income and market methods to estimate the fair values of our Redbox and Coin segments.
Fair Value of Other Financial Instruments
The carrying value of our term loan approximates its fair value and falls under Level 2 of the fair value hierarchy.
We estimate the fair value of our convertible debt outstanding using a market rate of approximately 4.5% and 7.6%, for similar high-yield debt at December 31, 2012 and December 31, 2011, respectively. The estimated fair value of our convertible debt was approximately $183.7 million and $183.4 million at December 31, 2012 and December 31, 2011, respectively, and was determined based on its stated terms, maturing on September 1, 2014, and an annual interest rate of 4.0%. The fair value estimate of our convertible debt falls under Level 3 of the fair value hierarchy. We have reported the carrying value of our convertible debt, face value less the unamortized debt discount, in our Consolidated Balance Sheets.

NOTE 19: COMMITMENTS AND CONTINGENCIES
Lease Commitments
Operating Leases
We lease our corporate administrative, marketing, and product development facilities in Bellevue, Washington under operating leases that expire December 31, 2019 and December 31, 2017.
We lease our Redbox facility in Oakbrook Terrace, Illinois under an operating lease that expires on July 31, 2021. Under certain circumstances, we have the ability to extend the lease for a five-year period, rent additional office space under a right of first offer and refusal and have the option to terminate the lease in July 2016. Under the terms of the lease, we are responsible for certain tax, construction and operating costs associated with the rented space.
Rent expense under our operating lease agreements was $9.0 million, $8.9 million and $8.3 million during 2012, 2011 and 2010, respectively.
Capital Leases
We lease automobiles and computer equipment under capital leases expiring at various dates through 2019. In most circumstances, we expect that, in the normal course of business, these leases will be renewed or replaced by other leases.
During 2009, we entered into a sales-leaseback transaction in which we sold certain kiosks and leased them back for the same amount as the sales proceeds. The transaction was considered a financing arrangement and accounted for as a capital lease such that the kiosks remain on our books and continue to be depreciated. Our obligation related to the transaction was $0.0 million and $4.8 million at December 31, 2012 and 2011, respectively.
Assets held under capital leases are included in property and equipment, net on the Consolidated Balance Sheets and include the following:

Dollars in thousands	December 31,
	2012	2011
Gross property and equipment	$48,636	$46,173
Accumulated depreciation	(18,974)	(19,257)
Net property and equipment	$29,662	$26,916

As of December 31, 2012, our future minimum lease payments are as follows:

Dollars in thousands	Capital Leases	Operating Leases (1)
2013	$14,235	$10,166
2014	10,325	9,209
2015	5,318	7,715
2016	401	6,041
2017	200	9,105
Thereafter	77	10,181
Total minimum lease commitments	30,556	$52,417
Less: amounts representing interest	(1,504)
Present value of capital lease obligations	29,052
Less: Current portion of capital lease obligations	(13,350)
Long-term portion of capital lease obligations	$15,702

(1)	Includes all operating leases having an initial or remaining noncancelable lease term in excess of one year.
Purchase Commitments
We have entered into certain miscellaneous purchase agreements, primarily related to purchases of equipment, which resulted in total purchase commitments of $7.5 million as of December 31, 2012.
In connection with the NCR Asset Acquisition, Outerwall and NCR entered into a manufacturing and services agreement, pursuant to which Outerwall, Redbox or an affiliate will purchase goods and services from NCR for a period of five years from June 22, 2012. At the end of the five-year period, if the aggregate amount paid in margin to NCR for goods and services delivered equals less than $25.0 million, Outerwall will pay NCR the difference between such aggregate amount and $25.0 million. We expect such margin will be fully utilized over the five year period by our purchases of goods and services from NCR at fair market value.
Content License Agreements
We have entered into certain license agreements to obtain content for movie and video game rentals. A summary of the estimated commitments in relation to these agreements as of December 31, 2012 is presented in the following table:

Dollars in thousands		Year Ended December 31,
	Total	2013	2014	2015
Sony	$384,021	$225,667	$158,354	$—
Warner	238,415	101,772	120,388	16,255
Fox	219,589	89,100	92,062	38,427
Paramount	185,067	89,097	95,970	—
Universal	141,416	85,819	55,597	—
Lionsgate	90,014	51,673	38,341	—
Summit	56,593	27,766	28,827	—
Anchor Bay	39,633	19,443	20,190	—
Total estimated commitments	$1,354,748	$690,337	$609,729	$54,682

General terms of our content license agreements with studios are as follows as of December 31, 2012:

Studio	End Date		Early Termination Option	Release Date
Sony	9/30/2014	(1)	None	Day & Date(2)
Warner	12/31/2014		None	Delay(3)
Fox	4/21/2015		April 2013	Delay(3)
Paramount	12/31/2014	(1)	None	Day & Date(2)
Universal	8/31/2014		None	Delay(3)
Lionsgate	8/31/2014		None	Day & Date(2)
Summit	12/31/2014		None	Day & Date(2)
Anchor Bay	12/31/2014		None	Day & Date(2)

(1)	Agreement includes, at the studio’s sole discretion, the option for two one-year extensions following the end date.

(2)	Content licensed under the agreement is available for rental on the same day and date as the retail release.

(3)	Content licensed under the agreement is available for rental after a certain number of days following the retail release.
Revenue Share Commitments
Certain of our Retailer agreements include minimum revenue share commitments through the term of the arrangement. Our minimum commitments under these agreements are presented in the following table:

Dollars in thousands		Year Ended December 31,
	Total	2013	2014	2015	2016
Redbox	$48,911	$25,162	$20,003	$2,118	$1,628
Coin	21,667	20,000	1,667	—	—
Total minimum commitments	$70,578	$45,162	$21,670	$2,118	$1,628

Letters of Credit
As of December 31, 2012, we had five irrevocable standby letters of credit that totaled $6.8 million. These standby letters of credit, which expire at various times through 2013, are used to collateralize certain obligations to third parties. As of December 31, 2012, no amounts were outstanding under these standby letter of credit agreements.
Legal Matters
In October 2009, an Illinois resident, Laurie Piechur, individually and on behalf of all others similarly situated, filed a putative class action complaint against our Redbox subsidiary in the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois. The plaintiff alleges that, among other things, Redbox charges consumers illegal and excessive late fees in violation of the Illinois Consumer Fraud and Deceptive Business Practices Act, and that Redbox’s rental terms violate the Illinois Rental Purchase Agreement Act or the Illinois Automatic Contract Renewal Act and the plaintiff is seeking monetary damages and other relief. In November 2009, Redbox removed the case to the U.S. District Court for the Southern District of Illinois. In February 2010, the District Court remanded the case to the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois. In May 2010, the court denied Redbox’s motion to dismiss the plaintiff’s claims, and also denied the plaintiff’s motion for partial summary judgment. In November 2011, the plaintiff moved for class certification, and Redbox moved for summary judgment. The court denied Redbox’s motion for summary judgment in February 2012. The plaintiff filed an amended complaint on April 19, 2012, and an amended motion for class certification on June 5, 2012. The court denied Redbox’s motion to dismiss the complaint. The class certification motion has been briefed and argued, and the court has not yet ruled on the motion for class certification. The plaintiff has dismissed its claims regarding Redbox’s fees and is only pursuing its claims under the Illinois Rental Purchase Agreement Act and the Illinois Automatic Contract Renewal Act. We believe that the claims against us are without merit and intend to defend ourselves vigorously in this matter. Currently, no accrual has been established as it was not possible to estimate the possible loss or range of loss because this matter had not advanced to a stage where we could make any such estimate.
Related to a putative class action complaint previously disclosed, on March 2 and 10, 2011, shareholder derivative actions were filed in the Superior Court of the State of Washington (King County), allegedly on behalf of and for the benefit of Outerwall, against certain of its current and former directors and officers. Outerwall was named as a nominal defendant. On April 12, 2011, the court consolidated these actions as a single action entitled In re Outerwall Inc. Derivative Litigation. A third substantially similar complaint was later filed in the same court. On April 18, 2011, two purported shareholder derivative actions were filed in the U.S. District Court for the Western District of Washington. On May 26, 2011, the court consolidated the federal derivative actions and joined them with the securities class actions, captioned In re Outerwall Securities Litigation, for pre-trial proceedings. The derivative plaintiffs’ consolidated complaint was filed on July 15, 2011. We moved to dismiss this complaint on August 12, 2011 on the ground that the plaintiffs had not made a pre-litigation demand on our Board of Directors and had not demonstrated that such a demand would have been futile. On November 14, 2011, the court granted our motion and issued an order dismissing the complaint with leave to amend the compliant. On November 23, 2011, plaintiffs moved to stay the action or defer filing of an amended complaint in order to allow them time to inspect Outerwall’s books and records prior to any such amendment. On December 22, 2011, the court entered an order granting in part and denying in part plaintiffs’ motion. The order grants plaintiffs’ request to defer filing of an amended complaint, but provided that if plaintiffs choose to file an amended complaint, they must pay attorneys’ fees incurred by defendants on the motion to dismiss the consolidated complaint. On April 9, 2012, before expiration of plaintiffs’ deadline to file an amended complaint, the parties filed a joint status report with the court indicating they had agreed upon a proposed settlement of the federal and state derivative actions. On April 27, 2012, a stipulation and agreement of settlement, was filed with the court, along with Plaintiffs’ unopposed motion for preliminary approval of the settlement. On May 25, 2012, the court conducted a hearing on the motion. On August 6, 2012, after some supplemental briefing by the parties, the court granted preliminary approval of the settlement. On November 9, 2012, the court granted final approval of the settlement, including $750,000 in plaintiffs’ attorneys’ fees paid by the Company’s insurer. These shareholders derivative actions are now resolved and the lawsuits have been dismissed with prejudice as part of the settlement.
In March 2011, a California resident, Blake Boesky, individually and on behalf of all others similarly situated, filed a putative class action complaint against our Redbox subsidiary in the U.S. District Court for the Northern District of Illinois. The plaintiff alleges that Redbox retains personally identifiable information of consumers for a time period in excess of that allowed under the Video Privacy Protection Act, 18 U.S.C. §§ 2710, et seq. A substantially similar complaint was filed in the same court in March 2011 by an Illinois resident, Kevin Sterk. Since the filing of the complaint, Blake Boesky has been replaced by a different named plaintiff, Jiah Chung, and an amended complaint has been filed alleging disclosures of personally identifiable information, in addition to plaintiffs’ claims of retention of such information. Plaintiffs are seeking statutory damages, injunctive relief, attorneys’ fees, costs of suit, and interest. The court has consolidated the cases. The court denied Redbox’s motion to dismiss the plaintiffs’ claims upon interlocutory appeal. The U.S. Court of Appeals for the Seventh Circuit reversed the district court’s denial of Redbox’s motion to dismiss plaintiff’s claims involving retention of information, holding that the plaintiffs could not maintain a suit for damages under this theory. On April 25, 2012, the plaintiffs amended their complaint to add claims under the Stored Communications Act, 18 U.S.C. § 2707, and for breach of contract. On May 9, 2012, Redbox moved to dismiss the amended complaint. On July 23, 2012, the court dismissed the added retention claims, except to the extent that plaintiffs seek injunctive, non-monetary relief. We believe that the claims against us are without merit and intend to defend ourselves vigorously in this matter. Currently, no accrual has been established as it is not possible to estimate the possible loss or range of loss because this matter had not advanced to a stage where we could make any such estimate.
In February 2011, a California resident, Michael Mehrens, individually and on behalf of all others similarly situated, filed a putative class action complaint against our Redbox subsidiary in the Superior Court of the State of California, County of Los Angeles. The plaintiff alleges that, among other things, Redbox violated California’s Song-Beverly Credit Card Act of 1971 (“Song-Beverly”) with respect to the collection and recording of consumer personal identification information, and violated the California Business and Professions Code § 17200based on the alleged violation of Song-Beverly. A similar complaint alleging violations of Song-Beverly and the right to privacy generally was filed in March 2011 in the Superior Court of the State of California, County of Alameda, by a California resident, John Sinibaldi. A third similar complaint alleging only a violation of Song-Beverly, was filed in March 2011 in the Superior Court of the State of California, County of San Diego, by a California resident, Richard Schiff. Plaintiffs are seeking compensatory damages and civil penalties, injunctive relief, attorneys’ fees, costs of suit, and interest. Redbox removed the Mehrens case to the U.S. District Court for the Central District of California, the Sinibaldi case to the U.S. District Court for the Northern District of California, and the Schiff case to the U.S. District Court for the Southern District of California. The Sinibaldi case was subsequently transferred to the U.S. District Court for the Central District of California, where the Mehrens case is pending, and these two cases have been consolidated. At the same time, the plaintiffs substituted Nicolle DiSimone as the named plaintiff in the Mehrens case. After Redbox filed a motion to dismiss, stay, or transfer, the Schiff case was transferred to the U.S. District Court for the Central District of California. On January 4, 2013, the Court dismissed with prejudice the Schiff case for failure to prosecute and failure to comply with court rules and orders. Redbox moved to dismiss the DiSimone/Sinibaldi case, and DiSimone/Sinibaldi moved for class certification. In January 2012, the Court granted Redbox’s motion to dismiss with prejudice and denied DiSimone/Sinibaldi’s motion for class certification as moot. On February 2, 2012, Plaintiff’s filed their notice of appeal. The appeal is currently stayed until March 7, 2013, pending the California Supreme Court’s decision in a case presenting similar issues involving Song-Beverly in a case to which Redbox is not a party. We believe that the claims against us are without merit and intend to defend ourselves vigorously in this matter. Currently, no accrual has been established as it is not possible to estimate the possible loss or range of loss because this matter had not advanced to a stage where we could make any such estimate.

Other Contingencies
During the first quarter of 2012, we recorded a loss contingency in the amount of $8.4 million in our Consolidated Statements of Comprehensive Income related to a supply agreement. Based on subsequent periods’ activity, we recorded an additional $3.0 million. As of December 31, 2012, the amount accrued within other accrued liabilities in our Consolidated Balance Sheets was $11.4 million, representing our best estimate of loss. We believe the likelihood of additional losses material to our accrual as of December 31, 2012 is remote.

NOTE 20: GUARANTOR SUBSIDIARIES

Certain of our wholly-owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Notes. Pursuant to SEC regulations, we have presented in columnar format the condensed consolidating financial information for Outerwall Inc., the guarantor subsidiaries on a combined basis, and all non-guarantor subsidiaries on a combined basis in the following tables:

CONSOLIDATED BALANCE SHEETS
(in thousands)
As of December 31, 2012
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Assets
Current Assets:
Cash and cash equivalents	$242,489	$—	$40,759	$(354)	$282,894
Accounts receivable, net of allowances	887	56,293	1,151	—	58,331
Content library	1,130	173,339	2,940	—	177,409
Deferred income taxes	27,372	—	899	(21,084)	7,187
Prepaid expenses and other current assets	11,748	17,504	434	—	29,686
Intercompany receivables	119,848	76,878	3,581	(200,307)	—
Total current assets	403,474	324,014	49,764	(221,745)	555,507
Property and equipment, net	188,251	368,620	29,253	—	586,124
Notes receivable	26,731	—	—	—	26,731
Deferred income taxes	—	—	1,334	39	1,373
Goodwill and other intangible assets	253,395	90,614	—	54	344,063
Other long-term assets	18,992	28,906	29	—	47,927
Investment in related parties	90,828	24,395	—	(115,223)	—
Total assets	$981,671	$836,549	$80,380	$(336,875)	$1,561,725
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$21,368	$225,463	$4,111	$(354)	$250,588
Accrued payable to retailers	77,266	46,493	14,654	—	138,413
Other accrued liabilities	50,314	92,724	3,087	—	146,125
Current portion of long-term debt	15,312	217	—	—	15,529
Current portion of capital lease obligations	13,002	—	348	—	13,350
Deferred tax liabilities	—	21,084	—	(21,084)	—
Intercompany payables	56,473	108,347	35,487	(200,307)	—
Total current liabilities	233,735	494,328	57,687	(221,745)	564,005
Long-term debt and other long-term liabilities	322,279	18,724	176	—	341,179
Capital lease obligations	15,180	—	522	—	15,702
Deferred tax liabilities	54,855	36,857	—	39	91,751
Total liabilities	626,049	549,909	58,385	(221,706)	1,012,637
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	574,842	145,425	12,444	(227,830)	504,881
Treasury stock	(293,149)	—	—	—	(293,149)
Retained earnings	74,985	141,215	10,118	112,661	338,979
Accumulated comprehensive loss	(1,056)	—	(567)	—	(1,623)
Total stockholders’ equity	355,622	286,640	21,995	(115,169)	549,088
Total liabilities and stockholders’ equity	$981,671	$836,549	$80,380	$(336,875)	$1,561,725

CONSOLIDATED BALANCE SHEETS
(in thousands)
As of December 31, 2011
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations and Consolidation Reclassifications	Total
Assets
Current Assets:
Cash and cash equivalents	$310,259	$—	$31,766	$(170)	$341,855
Accounts receivable, net of allowances	515	40,506	225	—	41,246
Content library	456	141,930	—	—	142,386
Deferred income taxes	41,727	42,479	22	—	84,228
Prepaid expenses and other current assets	17,553	7,491	230	—	25,274
Intercompany receivables	121,729	395,791	—	(517,520)	—
Total current assets	492,239	628,197	32,243	(517,690)	634,989
Property and equipment, net	163,505	319,313	16,360	—	499,178
Notes receivable	24,374	—	—	—	24,374
Deferred income taxes	—	—	640	7	647
Goodwill and other intangible assets	255,740	18,843	—	—	274,583
Other long-term assets	12,603	4,463	592	(592)	17,066
Investment in related parties	416,289	28,273	—	(444,562)	—
Total assets	$1,364,750	$999,089	$49,835	$(962,837)	$1,450,837
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,510	$152,799	$411	$(170)	$175,550
Accrued payable to retailers	69,834	45,468	12,148	—	127,450
Other accrued liabilities	59,135	87,163	3,290	(592)	148,996
Current portion of long-term debt	10,938	3,048	—	—	13,986
Current portion of capital lease obligations	7,014	4,754	289	—	12,057
Intercompany payables	255,351	255,954	6,214	(517,519)	—
Total current liabilities	424,782	549,186	22,352	(518,281)	478,039
Long-term debt and other long-term liabilities	344,652	14,636	—	—	359,288
Capital lease obligations	11,411	—	357	—	11,768
Deferred tax liabilities	56,500	31,313	20	7	87,840
Total liabilities	837,345	595,135	22,729	(518,274)	936,935
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	550,648	189,524	12,444	(271,367)	481,249
Treasury stock	(153,425)	—	—	—	(153,425)
Retained earnings	131,042	214,430	16,473	(173,196)	188,749
Accumulated comprehensive loss	(860)	—	(1,811)	—	(2,671)
Total stockholders’ equity	527,405	403,954	27,106	(444,563)	513,902
Total liabilities and stockholders’ equity	$1,364,750	$999,089	$49,835	$(962,837)	$1,450,837

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in thousands)
Year Ended December 31, 2012
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$250,065	$1,907,037	$44,941	$—	$2,202,043
Expenses:
Direct operating	141,171	1,334,306	45,838	(18,338)	1,502,977
Marketing	6,481	18,871	2,283	—	27,635
Research and development	11,759	2,154	—	—	13,913
General and administrative	28,221	162,751	931	18,332	210,235
Depreciation and other	30,836	144,805	3,506	—	179,147
Amortization of intangible assets	2,346	3,032	—	—	5,378
Total expenses	220,814	1,665,919	52,558	(6)	1,939,285
Operating income	29,251	241,118	(7,617)	6	262,758
Other income (expense):
Income (loss) from equity method investments, net	(2,179)	(3,005)	—	—	(5,184)
Interest expense, net	(18,161)	2,554	(41)	—	(15,648)
Other, net	98	(264)	(8)	(6)	(180)
Total other income (expense)	(20,242)	(715)	(49)	(6)	(21,012)
Income from continuing operations before income taxes	9,009	240,403	(7,666)	—	241,746
Income tax expense	(106)	(92,721)	1,311	—	(91,516)
Income from continuing operations	8,903	147,682	(6,355)	—	150,230
Equity in income (losses) of subsidiaries	141,327	(6,355)	—	(134,972)	—
Net income	150,230	141,327	(6,355)	(134,972)	150,230
Foreign currency translation adjustment, net of tax	(196)	—	1,244	—	1,048
Comprehensive income	$150,034	$141,327	$(5,111)	$(134,972)	$151,278

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in thousands)
Year Ended December 31, 2011
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$240,338	$1,562,013	$43,021	$—	$1,845,372
Expenses:
Direct operating	127,018	1,135,265	24,621	(3,553)	1,283,351
Marketing	6,238	22,400	366	—	29,004
Research and development	11,354	203	—	—	11,557
General and administrative	24,839	126,008	8,957	3,553	163,357
Depreciation and other	26,370	116,106	3,002	—	145,478
Amortization of intangible assets	2,548	192	—	—	2,740
Total expenses	198,367	1,400,174	36,946	—	1,635,487
Operating income	41,971	161,839	6,075	—	209,885
Other income (expense):
Income (loss) from equity method investments, net	(1,591)	—	—	—	(1,591)
Interest expense, net	(21,564)	(2,245)	(13)	—	(23,822)
Other, net	(1,179)	316	1,119	—	256
Total other income (expense)	(24,334)	(1,929)	1,106	—	(25,157)
Income from continuing operations before income taxes	17,637	159,910	7,181	—	184,728
Income tax expense	(5,111)	(63,767)	(899)	—	(69,777)
Income from continuing operations	12,526	96,143	6,282	—	114,951
Loss from discontinued operations, net of tax	(11,733)	729	(64)	—	(11,068)
Equity in income (losses) of subsidiaries	103,090	5,149	—	(108,239)	—
Net income	103,883	102,021	6,218	(108,239)	103,883
Foreign currency translation adjustment	320	(102)	(376)	(97)	(255)
Reclassification of interest rate hedges to interest expense	896	—	—	—	896
Loss on short-term investments	(20)	—	—	—	(20)
Income tax expense related to items of other comprehensive income	(342)	—	—	—	(342)
Other comprehensive income, net of tax	854	(102)	(376)	(97)	279
Comprehensive income	$104,737	$101,919	$5,842	$(108,336)	$104,162

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in thousands)
Year Ended December 31, 2010
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$235,926	$1,167,104	$33,391	$—	$1,436,421
Expenses:
Direct operating	124,241	859,366	17,334	—	1,000,941
Marketing	8,817	14,403	616	—	23,836
Research and development	7,437	—	—	—	7,437
General and administrative	59,766	58,041	10,822	—	128,629
Depreciation and other	32,481	89,054	2,236	(84)	123,687
Amortization of intangible assets	2,548	757	—	—	3,305
Litigation settlement	5,379	—	—	—	5,379
Total expenses	240,669	1,021,621	31,008	(84)	1,293,214
Operating income	(4,743)	145,483	2,383	84	143,207
Other income (expense):
Interest expense, net	(28,447)	(6,261)	3	—	(34,705)
Other, net	(19)	478	(35)	—	424
Total other income (expense)	(28,466)	(5,783)	(32)	—	(34,281)
Income from continuing operations before income taxes	(33,209)	139,700	2,351	84	108,926
Income tax expense	9,941	(54,247)	1,274	—	(43,032)
Income from continuing operations	(23,268)	85,453	3,625	84	65,894
Loss from discontinued operations, net of tax	532	—	(15,418)	—	(14,886)
Equity in income (losses) of subsidiaries	73,660	(14,228)	—	(59,432)	—
Net income	50,924	71,225	(11,793)	(59,348)	51,008
Foreign currency translation adjustment	(24)	(333)	(1,384)	4	(1,737)
Reclassification of interest rate hedges to interest expense	4,477	—	—	—	4,477
Loss on short-term investments	10	—	—	—	10
Income tax expense related to items of other comprehensive income	(1,618)	—	—	—	(1,618)
Other comprehensive income, net of tax	2,845	(333)	(1,384)	4	1,132
Comprehensive income	$53,769	$70,892	$(13,177)	$(59,344)	$52,140

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
Year Ended December 31, 2012
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net income	$150,230	$141,327	$(6,355)	$(134,972)	$150,230
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	30,836	144,805	3,506	—	179,147
Amortization of intangible assets and deferred financing fees	4,472	3,032	—	—	7,504
Share-based payments expense	10,998	8,364	—	—	19,362
Excess tax benefits on share-based payments	(5,740)	—	—	—	(5,740)
Deferred income taxes	18,578	70,607	(1,612)	—	87,573
Loss from equity method investments, net	2,179	3,005	—	—	5,184
Non-cash interest on convertible debt	7,109	—	—	—	7,109
Other	(1,390)	(2,720)	10	—	(4,100)
Equity in (income) losses of subsidiaries	(141,327)	6,355	—	134,972	—
Cash flows from changes in operating assets and liabilities from continuing operations:
Accounts receivable	(371)	(15,787)	(903)	—	(17,061)
Content library	(673)	(27,079)	(2,941)	—	(30,693)
Prepaid expenses and other current assets	1,386	(8,159)	(190)	—	(6,963)
Other assets	39	848	(29)	—	858
Accounts payable	815	55,671	1,946	(184)	58,248
Accrued payable to retailers	7,432	1,025	2,004	—	10,461
Other accrued liabilities	(5,008)	7,520	275	—	2,787
Net cash flows from operating activities	79,565	388,814	(4,289)	(184)	463,906
Investing Activities:
Purchases of property and equipment	(64,423)	(130,672)	(12,959)	—	(208,054)
Proceeds from sale of property and equipment	302	782	47	—	1,131
Acquisition of NCR DVD kiosk business	—	(100,000)	—	—	(100,000)
Equity investments	(10,877)	(28,850)	—	—	(39,727)
Investments in and advances to affiliates	96,990	(122,272)	25,282	—	—
Net cash flows from investing activities	21,992	(381,012)	12,370	—	(346,650)
Financing Activities:
Principal payments on capital lease obligations and other debt	(8,226)	(7,802)	(364)	—	(16,392)
Principal payments on term loan and repurchase of convertible debt	(31,513)	—	—	—	(31,513)
Excess tax benefits related to share-based payments	5,740	—	—	—	5,740
Repurchases of common stock and ASR program	(139,724)	—	—	—	(139,724)
Proceeds from exercise of stock options	4,592	—	—	—	4,592
Net cash flows from financing activities	(169,131)	(7,802)	(364)	—	(177,297)
Effect of exchange rate changes on cash	(196)	—	1,276	—	1,080
Increase (decrease) in cash and cash equivalents	(67,770)	—	8,993	(184)	(58,961)
Cash and cash equivalents:
Beginning of period	310,259	—	31,766	(170)	341,855
End of period	$242,489	$—	$40,759	$(354)	$282,894

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
Year Ended December 31, 2011
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net income	$103,883	$102,021	$6,218	$(108,239)	$103,883
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	26,370	116,106	3,002	—	145,478
Amortization of intangible assets and deferred financing fees	4,990	192	—	—	5,182
Share-based payments expense	8,498	7,713	—	—	16,211
Excess tax benefits on share-based payments	(2,471)	—	—	—	(2,471)
Deferred income taxes	14,057	44,362	1,657	—	60,076
Loss from discontinued operations, net of tax	11,733	(729)	64	—	11,068
Loss from equity method investments, net	1,591	—	—	—	1,591
Non-cash interest on convertible debt	6,551	—	—	—	6,551
Other	(684)	589	—	—	(95)
Equity in (income) losses of subsidiaries	(103,090)	(5,149)	—	108,239	—
Cash flows from changes in operating assets and liabilities from continuing operations:
Accounts receivable	432	(15,504)	(217)	—	(15,289)
Content library	(436)	(1,626)	—	—	(2,062)
Prepaid expenses and other current assets	(2,718)	(2,178)	27	—	(4,869)
Other assets	358	1,411	—	—	1,769
Accounts payable	5,977	6,915	(172)	(170)	12,550
Accrued payable to retailers	7,968	17,993	4,865	—	30,826
Other accrued liabilities	7,132	26,002	2,983	—	36,117
Net cash flows from operating activities from continuing operations	90,141	298,118	18,427	(170)	406,516
Investing Activities:
Purchases of property and equipment	(67,409)	(109,492)	(2,335)	—	(179,236)
Proceeds from sale of property and equipment	193	445	57	—	695
Proceeds from sale of businesses, net	8,220	—	—	—	8,220
Equity investments	(4,912)	—	—	—	(4,912)
Investments in and advances to affiliates	184,264	(173,452)	(10,812)	—	—
Net cash flows from investing activities from continuing operations	120,356	(282,499)	(13,090)	—	(175,233)
Financing Activities:
Principal payments on capital lease obligations and other debt	(5,396)	(22,480)	(326)	—	(28,202)
Borrowings from term loan	175,000	—	—	—	175,000
Principal payments on term loan and repurchase of convertible debt	(4,375)	—	—	—	(4,375)
Net payments on credit facility	(150,000)	—	—	—	(150,000)
Financing costs associated with credit facility	(4,196)	—	—	—	(4,196)
Excess tax benefits related to share-based payments	2,471	—	—	—	2,471
Repurchases of common stock and ASR program	(63,349)	—	—	—	(63,349)
Proceeds from exercise of stock options	3,261	—	—	—	3,261
Net cash flows from financing activities from continuing operations	(46,584)	(22,480)	(326)	—	(69,390)
Effect of exchange rate changes on cash	78	(102)	(430)	—	(454)
Increase (decrease) in cash and cash equivalents from continuing operations	163,991	(6,963)	4,581	(170)	161,439

Year Ended December 31, 2011
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from discontinued operations:
Operating cash flows	—	—	9,678	—	9,678
Investing cash flows	—	—	(12,678)	—	(12,678)
Net cash flows from discontinued operations	—	—	(3,000)	—	(3,000)
Increase (decrease) in cash and cash equivalents	163,991	(6,963)	1,581	(170)	158,439
Cash and cash equivalents:
Beginning of period	146,268	6,963	30,185	—	183,416
End of period	$310,259	$—	$31,766	$(170)	$341,855

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
Year Ended December 31, 2010
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities:
Net income	$50,924	$71,225	$(11,793)	$(59,348)	$51,008
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	32,481	89,054	2,236	(84)	123,687
Amortization of intangible assets and deferred financing fees	4,581	757	—	—	5,338
Share-based payments expense	7,569	8,666	(219)	—	16,016
Excess tax benefits on share-based payments	(6,887)	—	—	—	(6,887)
Deferred income taxes	1,402	38,909	1,084	—	41,395
Loss from discontinued operations, net of tax	(532)	—	15,418	—	14,886
Non-cash interest on convertible debt	6,037	—	—	—	6,037
Other	835	(168)	(1)	—	666
Equity in (income) losses of subsidiaries	(73,660)	14,228	—	59,432	—
Cash flows from changes in operating assets and liabilities from continuing operations:
Accounts receivable	(38)	(7,111)	62	—	(7,087)
Content library	2,088	(47,127)	54	—	(44,985)
Prepaid expenses and other current assets	(2,082)	(7,930)	717	—	(9,295)
Other assets	1,543	250	—	—	1,793
Accounts payable	1,984	78,983	401	—	81,368
Accrued payable to retailers	(1,312)	5,600	(36)	—	4,252
Other accrued liabilities	20,640	32,384	(15,597)	—	37,427
Net cash flows from operating activities from continuing operations	45,573	277,720	(7,674)	—	315,619
Investing Activities:
Purchases of property and equipment	(33,444)	(133,890)	(3,513)	—	(170,847)
Proceeds from sale of property and equipment	8,216	(6,957)	(116)	—	1,143
Proceeds from sale of businesses, net	26,585	—	32	—	26,617
Investments in and advances to affiliates	59,413	(101,395)	41,982	—	—
Net cash flows from investing activities from continuing operations	60,770	(242,242)	38,385	—	(143,087)
Financing Activities:
Principal payments on capital lease obligations and other debt	(2,016)	(34,065)	(231)	—	(36,312)
Net payments on credit facility	(75,000)	—	—	—	(75,000)
Excess tax benefits related to share-based payments	6,887	—	—	—	6,887
Repurchases of common stock and ASR program	(49,245)	—	—	—	(49,245)
Proceeds from exercise of stock options	31,624	—	—	—	31,624
Net cash flows from financing activities from continuing operations	(87,750)	(34,065)	(231)	—	(122,046)
Effect of exchange rate changes on cash	—	(275)	(362)	—	(637)
Increase (decrease) in cash and cash equivalents from continuing operations	18,593	1,138	30,118	—	49,849

Year Ended December 31, 2010
	Outerwall Inc.	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from discontinued operations:
Operating cash flows	—	—	(9,524)	—	(9,524)
Investing cash flows	—	—	(2,600)	—	(2,600)
Financing cash flows	—	—	(166)	—	(166)
Net cash flows from discontinued operations	—	—	(12,290)	—	(12,290)
Increase (decrease) in cash and cash equivalents	18,593	1,138	17,828	—	37,559
Cash and cash equivalents:
Beginning of period	127,675	5,825	12,357	—	145,857
End of period	$146,268	$6,963	$30,185	$—	$183,416